                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):         March 13, 1998
                                                          (February 3, 1998)



                            FLOWERS INDUSTRIES, INC.
                            ------------------------



         Georgia                 1-9787                    58-0244940
         -------                 ------                    ----------

(State or Other                  (Commission               (I.R.S. Employer
Jurisdiction of                  File Number)              Identification No.)
Incorporation)



1919 Flowers Circle, P.O. Box 1338, Thomasville, GA            31799
---------------------------------------------------            -----
         (Address of principal executive offices)            (Zip Code)



Registrant's telephone number, including area code: (912) 226-9110

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.


         Item 7 of the Form 8-K of Flowers Industries, Inc., dated February 18,
1998 is hereby amended in its entirety to add the following:

         (a)      Financial Statements of Businesses Acquired.



                          INDEX TO FINANCIAL STATEMENTS


Keebler Foods Company
     Consolidated Balance Sheets at December 28, 1996 and
         October 4, 1997 (Unaudited) .......................................F-2
     Consolidated Statements of Operations for
         the four weeks ended January 26, 1996, the
         twelve and thirty-six weeks ended October
         5, 1996, and the twelve and forty weeks
         ended October 4, 1997 (Unaudited) .................................F-4
     Consolidated Statements of Cash Flows for the
         four weeks ended January 26, 1996, the
         thirty-six weeks ended October 5, 1996, and
         the forty weeks ended October 4, 1997 (Unaudited)..................F-5
     Notes to Consolidated Financial Statements (Unaudited).................F-6
     Report of Independent Accountants dated December 5, 1997...............F-9
     Consolidated Balance Sheets at December 30, 1995 and
         December 28, 1996.................................................F-10
     Consolidated Statements of Operations for the years
         ended December 31, 1994, December 30, 1995,
         the four weeks ended January 26, 1996, and the
         forty-eight weeks ended December 28, 1996.........................F-11
     Consolidated Statements of Shareholders' Equity
         (Deficit) for the years ended December 31,
         1994, December 30, 1995, the four
         weeks ended January 26, 1996, and the
         forty-eight weeks ended December 28, 1996.........................F-12
     Consolidated Statements of Cash Flows for the
         years ended December 31, 1994, December 30,
         1995, the four weeks ended January 26,
         1996, and the forty-eight weeks ended December 28, 1996...........F-13
     Notes to Consolidated Financial Statements............................F-14
Sunshine Biscuits, Inc.
     Independent Auditors' Report dated May 15, 1996.......................F-34
         Balance Sheets -- March 31, 1995 and 1996.........................F-35
         Statements of Operations -- Years ended March 31, 1994,
              1995 and 1996................................................F-36
     Statements of Stockholder's Equity -- Years ended March
         31, 1994, 1995 and 1996...........................................F-37
     Statements of Cash Flows -- Years ended March 31, 1994,
         1995 and 1996.....................................................F-38
     Notes to Financial Statements -- Years ended March 31,
         1994, 1995 and 1996...............................................F-39


Note: The financial statements listed in the above index for Keebler Foods Company (the "Company") include the financial statements of the Predecessor Company for all periods and dates through January 26, 1996, the date the Company was acquired by INFLO, and the Company for all periods and dates subsequent to January 26, 1996. The Company's operating results have been restated as of and for the forty-eight weeks ended December 28, 1996 to reflect the merger of Keebler Corporation and INFLO Holdings Corporation, as if it had been effective January 26, 1996. This distinction between predecessor/successor financial statements has been made by inserting a double line between such financial statements.

                                       F-1

                              KEEBLER FOODS COMPANY

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                                 (IN THOUSANDS)



                                                              DECEMBER 28,   OCTOBER 4,
                                                                  1996          1997
                                                              ------------   ----------

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   11,954    $   61,077
  Trade accounts and notes receivable, net..................      137,150       129,785
  Inventories, net:
     Raw materials..........................................       25,296        23,006
     Package materials......................................        9,842        10,949
     Finished goods.........................................       76,054        86,902
     Other..................................................        1,473         2,107
                                                               ----------    ----------
                                                                  112,665       122,964
  Deferred income taxes.....................................       55,929        44,052
  Other.....................................................       19,337        22,741
                                                               ----------    ----------
          Total current assets..............................      337,035       380,619
PROPERTY, PLANT, AND EQUIPMENT, NET.........................      486,080       470,795
TRADEMARKS AND TRADENAMES, NET..............................      158,033       155,043
GOODWILL, NET...............................................       48,280        47,341
PREPAID PENSION.............................................       43,359        42,421
ASSETS HELD FOR SALE........................................        6,785         3,178
OTHER ASSETS................................................       22,502        16,685
                                                               ----------    ----------
          Total assets......................................   $1,102,074    $1,116,082
                                                               ==========    ==========


        The accompanying notes are an integral part of these consolidated financial statements.

                                       F-2

                              KEEBLER FOODS COMPANY

                                   (UNAUDITED)
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)



                                                              DECEMBER 28,   OCTOBER 4,
                                                                  1996          1997
                                                              ------------   ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................   $   18,570    $   31,265
  Trade accounts payable....................................       96,754        97,815
  Other liabilities and accruals............................      186,893       228,434
  Income taxes payable......................................           --        22,381
  Plant and facility closing costs and severance............       19,860        10,309
                                                               ----------    ----------
          Total current liabilities.........................      322,077       390,204
LONG-TERM DEBT..............................................      439,369       370,582
OTHER LIABILITIES:
  Deferred income taxes.....................................       64,068        49,226
  Postretirement/postemployment obligations.................       56,382        59,138
  Plant and facility closing costs and severance............       16,124        11,602
  Deferred compensation.....................................       18,205        17,075
  Other.....................................................       20,708        16,756
                                                               ----------    ----------
          Total other liabilities...........................      175,487       153,797
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock ($.01 par value; 100,000,000 shares
     authorized and none issued)............................           --            --
  Common stock ($.01 par value; 500,000,000 shares
     authorized and 77,638,206 and 77,595,213 shares issued,
     respectively)..........................................          776           776
  Additional paid-in capital................................      148,613       148,538
  Retained earnings.........................................       15,752        52,185
                                                               ----------    ----------
          Total shareholders' equity........................      165,141       201,499
                                                               ----------    ----------
          Total liabilities and shareholders' equity........   $1,102,074    $1,116,082
                                                               ==========    ==========


        The accompanying notes are an integral part of these consolidated financial statements.

                                       F-3

                              KEEBLER FOODS COMPANY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                    UBIUS                      COMPANY                             COMPANY
                                ----------------   ---------------------------------   ---------------------------------
                                      FOUR           THIRTY-SIX           FORTY            TWELVE            TWELVE
                                  WEEKS ENDED        WEEKS ENDED       WEEKS ENDED       WEEKS ENDED       WEEKS ENDED
                                JANUARY 26, 1996   OCTOBER 5, 1996   OCTOBER 4, 1997   OCTOBER 5, 1996   OCTOBER 4, 1997
                                ----------------   ---------------   ---------------   ---------------   ---------------
NET SALES.....................      $101,656         $1,171,354        $1,542,157         $452,329          $485,295
COSTS AND EXPENSES:
  Cost of sales...............        54,870            560,719           668,446          217,348           208,345
  Selling, marketing, and
    administrative expenses...        71,427            571,310           770,442          220,197           234,775
  Other.......................           857              4,366             7,115            1,844             2,369
                                     -------         -----------       ----------         --------          --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS..................       (25,498)            34,959            96,154           12,940            39,806
  Interest (income) from
    affiliates................          (875)                --                --               --                --
  Interest (income)...........            (3)              (399)             (710)              --              (382)
  Interest expense to
    affiliates................           664                 --                --               --                --
  Interest expense............            98             29,055            29,312           10,995             8,179
                                     -------         ----------        ----------         --------          --------
INTEREST EXPENSE (INCOME),
  NET.........................          (116)            28,656            28,602           10,995             7,797
                                     -------         ----------        ----------         --------          --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE INCOME TAX
  EXPENSE.....................       (25,382)             6,303            67,552            1,945            32,009
  Income tax expense..........            --              3,723            28,427            1,143            13,461
                                     -------         ----------        ----------         --------          --------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE
  EXTRAORDINARY
  ITEM........................       (25,382)             2,580            39,125              802            18,548
DISCONTINUED OPERATIONS:
  Gain on disposal of the
    Frozen Food businesses,
    net of tax................        18,910                 --                --               --                --
                                     -------         ----------        ----------          --------         --------
INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM..........        (6,472)             2,580            39,125              802            18,548
EXTRAORDINARY ITEM:
  Loss on early extinguishment
    of debt, net of tax.......            --              1,925             2,692               --                --
                                     -------         ----------        ----------         --------          --------
NET INCOME (LOSS).............      $ (6,472)        $      655        $   36,433         $    802          $ 18,548
                                    ========         ==========        ==========         ========          ========
PRIMARY NET INCOME
  PER SHARE:
  Continuing operations.......                       $     0.03        $     0.48         $   0.01          $   0.22
  Extraordinary item..........                             0.02              0.03               --                --
                                                     ----------        ----------         --------          --------
  Net income..................                       $     0.01        $     0.45         $   0.01          $   0.22
                                                     ==========        ==========         ========          ========
  Weighted average shares
    outstanding...............                           75,502            81,593           80,122            83,696
                                                     ==========        ==========         ========          ========
FULLY DILUTED NET INCOME PER
  SHARE:
  Continuing operations.......                       $     0.03        $     0.46         $   0.01          $   0.22
  Extraordinary item..........                             0.02              0.03               --                --
                                                     ----------        ----------         --------          --------
  Net income..................                       $     0.01        $     0.43         $   0.01          $   0.22
                                                     ==========        ==========         ========          ========
  Weighted average shares
    outstanding...............                           76,067            84,179           80,122            84,195
                                                     ==========        ==========         ========          ========



        The accompanying notes are an integral part of these consolidated financial statements.

                                       F-4

                              KEEBLER FOODS COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                          UBIUS                      COMPANY
                                                    ----------------   ---------------------------------
                                                           FOUR           THIRTY-SIX           FORTY
                                                       WEEKS ENDED        WEEKS ENDED       WEEKS ENDED
                                                     JANUARY 26, 1996   OCTOBER 5, 1996   OCTOBER 4, 1997
                                                    ----------------   ---------------   ----------------

CASH FLOWS PROVIDED FROM (USED BY) OPERATING
  ACTIVITIES
  Net income (loss).................................      $ (6,472)         $     655         $  36,433
  Adjustments to reconcile net income (loss) to cash
     from operating activities:
     Depreciation and amortization..................         1,973             33,140            45,523
     Deferred income taxes..........................            --                 --            (2,965)
     Accretion on Seller Note.......................            --              1,665             2,028
     Gain on the disposal of the Frozen Food
       businesses, net of tax.......................       (18,910)                --                --
     Loss on early extinguishment of debt, net of
       tax..........................................            --              1,925             2,692
     (Gain) loss on sale of property, plant, and
       equipment....................................            --                (26)             (422)
  Changes in assets and liabilities:
     Trade accounts and notes receivable, net.......        22,068             22,264             7,365
     Accounts receivable/payable from affiliates,
       net..........................................        (1,941)                --                --
     Inventories, net...............................         4,353            (34,255)          (10,299)
     Recoverable income taxes and income taxes
       payable......................................            25              2,886            24,331
     Other current assets...........................         1,192             (6,353)           (3,404)
     Deferred debt issue costs......................            --             (6,123)           (1,250)
     Trade accounts payable and other current
       liabilities..................................        11,550             21,773            42,417
     Restructuring reserves.........................       (14,469)                --                --
     Plant and facility closing costs and
       severance....................................            --            (32,994)          (14,027)
  Other, net........................................           246              9,554              (313)
                                                          --------          ---------         ---------
       Cash provided from (used by) operating
          activities................................          (385)            14,111           128,109
CASH FLOWS (USED BY) PROVIDED FROM INVESTING
  ACTIVITIES
  Capital expenditures..............................        (3,228)           (17,989)          (26,097)
  Proceeds from property disposals..................           677              3,389             5,306
  Disposition of the Frozen Food businesses.........        67,749                 --                --
  Purchase of Sunshine Biscuits, Inc., net of cash
     acquired.......................................            --           (142,670)               --
  Working capital adjustment paid by UB Investment
     (Netherlands) B.V. ............................            --             32,609                --
                                                          --------          ---------         ---------
       Cash (used by) provided from investing
          activities................................        65,198           (124,661)          (20,791)
CASH FLOWS (USED BY) PROVIDED FROM FINANCING
  ACTIVITIES
  Capital contributions.............................            --                234               (75)
  Long-term debt borrowings.........................            --            220,000           109,750
  Long-term debt repayments.........................        (2,377)          (130,987)         (167,870)
  Revolving Loan facility, net......................       (63,300)            23,600                --
                                                          --------          ---------         ---------
       Cash (used by) provided from financing
          activities................................       (65,677)           112,847           (58,195)
                                                          --------          ---------         ---------
       Increase (decrease) in cash and cash
          equivalents...............................          (864)             2,297            49,123
       Cash and cash equivalents at beginning of
          period....................................         2,978              2,115            11,954
                                                          --------          ---------         ---------
       Cash and cash equivalents at end of period...      $  2,114          $   4,412         $  61,077
                                                          ========          =========         =========


        The accompanying notes are an integral part of these consolidated financial statements.

                                       F-5

                              KEEBLER FOODS COMPANY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

     The consolidated financial statements of Keebler Foods Company (the "Company", "Keebler", "successor company") include the financial statements of UB Investments US Inc. ("UBIUS"), the predecessor company, for the four weeks ended January 26, 1996, the date the Company was acquired by INFLO Holdings Corporation ("INFLO"), and the successor company for the forty weeks ended October 4, 1997 and the thirty-six weeks ended October 5, 1996. The distinction between the predecessor company's and the successor company's consolidated financial statements has been made by inserting a double line between such consolidated financial statements. The consolidated financial statements for the four weeks ended January 26, 1996 include "the Frozen Food businesses", defined as Bernardi Italian Foods Co., The Original Chili Bowl, Inc., and Chinese Food Processing Corporation, all of which were wholly owned subsidiaries of UBIUS prior to their sale on December 31, 1995.

1.   BASIS OF PRESENTATION

INTERIM FINANCIAL STATEMENTS

     The unaudited interim consolidated financial statements included herein were prepared pursuant to the rules and regulations for interim reporting under the Securities Exchange Act of 1934. Accordingly, certain information and footnote disclosures normally accompanying the annual financial statements were omitted. The interim consolidated financial statements and notes should be read in conjunction with the annual audited consolidated financial statements and notes thereto. The accompanying unaudited interim consolidated financial statements contain all adjustments, consisting only of normal and necessary adjustments, which in the opinion of management were necessary for a fair statement of the results for the interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

     On November 20, 1997, INFLO was merged into Keebler Corporation ("the Merger"), which subsequently changed its name to Keebler Foods Company. The financial statements for all periods after January 26, 1996 have been restated to reflect the Merger as if it had been effective January 26, 1996. INFLO was legally established as of November 2, 1995, but did not have any operating activity, assets or liabilities until the Keebler acquisition on January 26, 1996.

FISCAL PERIODS PRESENTED

     The Company's fiscal year consists of thirteen four-week periods (52 or 53 weeks) and ends on the Saturday nearest December 31. The first quarter consists of four four-week periods. In 1996, the Keebler acquisition closed on the last day of the first four-week period. The 1996 year-to-date information can be derived from the sum of the thirty-six weeks ended October 5, 1996 of the Company and the four weeks ended January 26, 1996 of UBIUS.

RECLASSIFICATIONS

     Certain reclassifications of prior period data have been made to conform with the current period reporting.

2.   ASSETS HELD FOR SALE

     Subsequent to the acquisition of Sunshine Biscuits, Inc. ("Sunshine"), management decided to close and sell the production plant in Santa Fe Springs, California. The land and buildings, which were valued at a fair market value of $3.6 million as of the date of acquisition, were sold on March 27, 1997. No gain or loss was recognized from the sale of the idle facility. The Company is currently seeking a buyer for the manufacturing facility in Atlanta, Georgia which has been held for sale since June 1996. Disposition of the facility is expected to occur before the end of 1998 without a significant gain or loss.

                                       F-6

                              KEEBLER FOODS COMPANY

                                   (UNAUDITED)

3.   DEBT COMMITMENTS

     Long-term debt consisted of the following at October 4, 1997:



                                           INTEREST RATE    FINAL MATURITY     OCTOBER 4, 1997
                                           -------------   -----------------   ---------------
                                                                               (IN THOUSANDS)

Revolving Loans..........................    Floating      April 7, 2003           $     --
Term Note................................      6.938%      April 7, 2003            230,000
Senior Subordinated Notes................     10.750%      June 15, 2006            125,000
Seller Note..............................     10.000%      January 26, 2007          28,692
Other Senior Debt........................     various      2001-2005                 18,155
                                                                                   --------
                                                                                    401,847
Less: Current maturities.................                                           (31,265)
                                                                                   --------
                                                                                   $370,582
                                                                                   ========


     On April 8, 1997, the Company amended the primary credit financing facility in order to obtain more favorable terms, fees, and interest rates. The Second Amended and Restated Credit Agreement ("Credit Agreement") specifically provides for available borrowings of $380.0 million consisting of a $140.0 million Revolving Loan facility and a $240.0 million Term Note. Any unused borrowings under the Revolving Loan facility are subject to a commitment fee. The current commitment fee will vary from 0.125%-0.375% based on the relationship of debt to adjusted earnings.

     In conjunction with the amendment to the Credit Agreement, Term Notes B and C were extinguished by using $40.0 million of borrowings under the Revolving Loan facility, $109.8 million of increased borrowings against Term Note A, and $3.8 million from cash resources. The Company recorded a before-tax extraordinary charge of $4.6 million related primarily to expensing certain bank fees which were being amortized and which were incurred at the time Term Notes B and C were issued. The related after-tax charge was $2.7 million.

     On November 10, 1997, the Company made a $40.0 million pre-payment of principal on the Term Note. The pre-payment resulted in the recognition of a $0.5 million after-tax extraordinary charge related to the expensing of certain unamortized bank fees which were incurred at the time the Term Note was issued.

4.   PLANT AND FACILITY CLOSING COSTS AND SEVERANCE

     As part of acquiring Keebler and Sunshine, management adopted and began executing a plan to reduce costs and inefficiencies. Certain exit costs totaling $77.4 million were provided for in the allocation of the purchase price of both the Keebler and Sunshine acquisitions. Spending against the reserves totaled $14.1 million for the forty weeks ended October 4, 1997 resulting in a remaining balance of $21.9 million, detailed as follows:

                                        STAFF      FACILITY    INFORMATION       LEASE
                                      REDUCTION    CLOSURE       SYSTEM       TERMINATION
                                        COSTS       COSTS      EXIT COSTS        COSTS        TOTAL
                                      ---------    --------    -----------    -----------    --------
                                                              (IN THOUSANDS)

Balance at December 28, 1996......     $ 6,219      $ 3,209      $ 3,771        $22,785      $ 35,984
Charges...........................      (6,219)      (1,271)      (1,537)        (5,046)      (14,073)
                                       -------      -------      -------        -------      --------
Balance at October 4, 1997........     $    --      $ 1,938      $ 2,234        $17,739      $ 21,911
                                       =======      =======      =======        =======      ========


     The plans initiated by management are expected to be completed prior to the end of 1998. Only noncancellable contractual lease obligations are expected to extend beyond 1998, to be paid out over the next eight years concluding in 2004.

                                       F-7

                              KEEBLER FOODS COMPANY

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                   (UNAUDITED)

5.   SUBSEQUENT EVENT

     The consolidated financial statements reflect the Company's 57.325-for-1 stock split of its Common Stock ("Stock Split") effective January 22, 1998. The Stock Split was effected in the form of a stock dividend. Accordingly, all references in the consolidated financial statements to number of shares, average number of shares outstanding and related prices, per share amounts and common stock option and warrant data have been restated to reflect such changes.


                                       F-8

                        REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of Keebler Foods Company

     We have audited the accompanying consolidated balance sheet of UB Investments US Inc. and Subsidiaries as of December 30, 1995 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the fifty-two week periods ended December 31, 1994 and December 30, 1995 and the four-week period ended January 26, 1996. We have also audited the accompanying consolidated balance sheet of Keebler Foods Company and Subsidiaries as of December 28, 1996 and, the related consolidated statement of operations, shareholders' equity and cash flows for the forty-eight week period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UB Investments US Inc. and Subsidiaries at December 30, 1995 and of Keebler Foods Company and Subsidiaries at December 28, 1996 and the consolidated results of operations and cash flows of UB Investments US Inc. for the fifty-two week periods ended December 31, 1994 and December 30, 1995 and the four week period ended January 26, 1996 and the consolidated results of operations and cash flows of Keebler Foods Company for the forty-eight week period ended December 28, 1996 in conformity with generally accepted accounting principles.

     As described in the notes to the consolidated financial statements, in 1994 UB Investments US Inc. changed its method of accounting for postemployment benefits and spare machinery and equipment parts.

                                      COOPERS & LYBRAND L.L.P.

Chicago, Illinois
December 5, 1997, except for Note 23,
as to which the date is January 22, 1998.


                                       F-9

                              KEEBLER FOODS COMPANY

                           CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                                 UBIUS             COMPANY
                                                              DECEMBER 30,      DECEMBER 28,
                                                                  1995              1996
                                                              ------------      -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $   2,978       $   11,954
  Trade accounts and notes receivable, net..................       117,293          137,150
  Recoverable income taxes..................................         1,791               --
  Receivables from affiliates...............................         8,073               --
  Inventories, net:
    Raw materials...........................................        10,646           25,296
    Package materials.......................................        11,053            9,842
    Finished goods..........................................        45,517           76,054
    Other...................................................           892            1,473
                                                                 ---------       ----------
                                                                    68,108          112,665
  Deferred income taxes.....................................        35,694           55,929
  Other.....................................................        33,417           19,337
                                                                 ---------       ----------
         Total current assets...............................       267,354          337,035
PROPERTY, PLANT, AND EQUIPMENT, NET.........................       392,727          486,080
TRADEMARKS AND TRADENAMES, NET..............................            --          158,033
GOODWILL, NET...............................................        74,977           48,280
PREPAID PENSION.............................................        23,836           43,359
NOTES RECEIVABLE FROM AFFILIATE.............................       125,000               --
ASSETS HELD FOR SALE........................................        38,950            6,785
OTHER ASSETS................................................         4,042           22,502
                                                                 ---------       ----------
         Total assets.......................................     $ 926,886       $1,102,074
                                                                 =========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Commercial paper and revolving credit facilities..........     $ 284,000       $       --
  Current maturities of long-term debt......................         2,475           18,570
  Trade accounts payable....................................        51,877           96,754
  Other liabilities and accruals............................       123,719          186,893
  Restructuring reserves....................................        38,168               --
  Plant and facility closing costs and severance............            --           19,860
  Accounts payable to affiliate.............................         3,016               --
                                                                 ---------       ----------
         Total current liabilities..........................       503,255          322,077
LONG-TERM DEBT..............................................       151,153          439,369
NOTES PAYABLE TO AFFILIATE..................................       105,000               --
OTHER LIABILITIES:
  Deferred income taxes.....................................        43,806           64,068
  Postretirement/postemployment obligations.................        44,603           56,382
  Plant and facility closing costs and severance............            --           16,124
  Deferred compensation.....................................        16,281           18,205
  Other.....................................................        11,031           20,708
                                                                 ---------       ----------
         Total other liabilities............................       115,721          175,487
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Preferred stock ($.01 par value; 100,000,000 shares
    authorized and none issued).............................            --               --
  Common stock ($.01 par value; 500,000,000 shares
    authorized and 77,638,206 shares issued)................         1,000              776
  Additional paid-in capital................................       745,000          148,613
  Retained earnings (deficit)...............................      (694,243)          15,752
                                                                 ---------       ----------
         Total shareholders' equity.........................        51,757          165,141
                                                                 ---------       ----------
         Total liabilities and shareholders' equity.........     $ 926,886       $1,102,074
                                                                 =========       ==========



        The accompanying notes are an integral part of these consolidated financial statements.

                                      F-10

                             KEEBLER FOODS COMPANY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                                   UBIUS                        COMPANY
                                                 -----------------------------------------    ------------
                                                  FIFTY-TWO      FIFTY-TWO        FOUR        FORTY-EIGHT
                                                    WEEKS          WEEKS          WEEKS          WEEKS
                                                    ENDED          ENDED          ENDED          ENDED
                                                 DECEMBER 31,   DECEMBER 30,   JANUARY 26,    DECEMBER 28,
                                                     1994           1995          1996            1996
                                                 ------------   ------------   -----------    ------------

Net Sales......................................   $1,599,675     $1,578,601     $101,656       $1,645,532
COSTS AND EXPENSES:
  Cost of sales................................      705,464        746,754       54,870          774,198
  Selling, marketing, and administrative
     expenses..................................      845,704        884,591       71,427          794,837
  Loss on impairment of Salty Snacks
     business..................................           --         86,516           --               --
  Other........................................        2,115         (1,363)         857            6,347
                                                  ----------     ----------     --------       ----------
INCOME (LOSS) FROM OPERATIONS..................       46,392       (137,897)     (25,498)          70,150
  Interest (income) from affiliates............      (11,385)       (11,376)        (875)              --
  Interest (income)............................         (118)          (151)          (3)            (450)
  Interest expense to affiliates...............       65,195         11,802          664               --
  Interest expense.............................       20,751         27,976           98           38,921
                                                  ----------     ----------     --------       ----------
INTEREST EXPENSE (INCOME), NET.................       74,443         28,251         (116)          38,471
                                                  ----------     ----------     --------       ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  INCOME TAX EXPENSE (BENEFIT).................      (28,051)      (166,148)     (25,382)          31,679
  Income tax expense (benefit).................       (1,134)          (459)          --           14,002
                                                  ----------     ----------     --------       ----------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES...........................      (26,917)      (165,689)     (25,382)          17,677
DISCONTINUED OPERATIONS:
  Income from operations of discontinued Frozen
     Food businesses, net of tax...............        3,362          7,344           --               --
  Gain on disposal of Frozen Food businesses,
     net of tax................................           --             --       18,910               --
                                                  ----------     ----------     --------       ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND
  CUMULATIVE EFFECT OF ACCOUNTING CHANGES......      (23,555)      (158,345)      (6,472)          17,677
EXTRAORDINARY ITEM:
  Loss on early extinguishment of debt, net of
     tax.......................................           --             --           --            1,925
                                                  ----------     ----------     --------       ----------
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES...........................      (23,555)      (158,345)      (6,472)          15,752
  Cumulative effect of accounting changes, net
     of tax....................................          535             --           --               --
                                                  ----------     ----------     --------       ----------
NET INCOME (LOSS)..............................   $  (23,020)    $ (158,345)    $ (6,472)      $   15,752
                                                  ==========     ==========     ========       ==========
NET INCOME PER SHARE:
  Continuing operations........................                                                $     0.23
  Extraordinary item...........................                                                      0.02
                                                                                               ----------
  Net income...................................                                                $     0.21
                                                                                               ==========
WEIGHTED AVERAGE SHARES OUTSTANDING............                                                    76,621
                                                                                               ==========


        The accompanying notes are an integral part of these consolidated financial statements.

                                      F-11

                              KEEBLER FOODS COMPANY

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)



                                                                ADDITIONAL   RETAINED
                                                      COMMON     PAID-IN     EARNINGS
                                                       STOCK     CAPITAL     (DEFICIT)     TOTAL
                                                      -------   ----------   ---------   ---------

BALANCE AT JANUARY 1, 1994 (UBIUS)..................  $ 1,000   $      --    $(512,878)  $(511,878)
  Net loss..........................................       --          --      (23,020)    (23,020)
  Capital contribution from UB Investments
     (Netherlands) B.V..............................       --     300,000           --     300,000
                                                      -------   ---------    ---------   ---------
BALANCE AT DECEMBER 31, 1994 (UBIUS)................    1,000     300,000     (535,898)   (234,898)
  Net loss..........................................       --          --     (158,345)   (158,345)
  Capital contribution from UB Investments
     (Netherlands) B.V..............................       --     445,000           --     445,000
                                                      -------   ---------    ---------   ---------
BALANCE AT DECEMBER 30, 1995 (UBIUS)................    1,000     745,000     (694,243)     51,757
  Net loss for the four weeks.......................       --          --       (6,472)     (6,472)
                                                      -------   ---------    ---------   ---------
BALANCE AT JANUARY 26, 1996 (UBIUS).................    1,000     745,000     (700,715)     45,285
  Write-off of Predecessor Company equity...........   (1,000)   (745,000)     700,715     (45,285)
  Purchase of the Company by INFLO Holdings
     Corporation effective January 26, 1996.........      717     124,284           --     125,001
  Issuance of common stock and warrants to GFI......       57      23,543           --      23,600
  Management investment.............................        2         786           --         788
  Net income for the forty-eight weeks..............       --          --       15,752      15,752
                                                      -------   ---------    ---------   ---------
BALANCE AT DECEMBER 28, 1996 (COMPANY)..............  $   776   $ 148,613    $  15,752   $ 165,141
                                                      =======   =========    =========   =========


        The accompanying notes are an integral part of these consolidated financial statements.

                                      F-12

                              KEEBLER FOODS COMPANY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)



                                                                        UBIUS                       COMPANY
                                                      -----------------------------------------   ------------
                                                       FIFTY-TWO      FIFTY-TWO        FOUR       FORTY-EIGHT
                                                         WEEKS          WEEKS          WEEKS         WEEKS
                                                         ENDED          ENDED          ENDED         ENDED
                                                      DECEMBER 31,   DECEMBER 30,   JANUARY 26,   DECEMBER 28,
                                                          1994           1995          1996           1996
                                                      ------------   ------------   -----------   ------------
CASH FLOWS PROVIDED FROM (USED BY) OPERATING
  ACTIVITIES
  Net income (loss).................................   $  (23,020)    $ (158,345)    $ (6,472)     $   15,752
  Adjustments to reconcile net income (loss) to cash
    from operating activities:
    Depreciation and amortization...................       46,642         47,361        1,973          49,461
    Deferred income taxes...........................        2,057         (1,985)          --          12,254
    Accretion on Seller Note........................           --             --           --           2,246
    Loss on impairment of the Salty Snacks business,
       net of tax...................................           --         86,516           --              --
    Gain on the disposal of the Frozen Food
       businesses, net of tax.......................           --             --      (18,910)             --
    Loss on early extinguishment of debt, net of
       tax..........................................           --             --           --           1,925
    Cumulative effect of accounting changes, net of
       tax..........................................         (535)            --           --              --
  Changes in assets and liabilities:
    Trade accounts and notes receivable, net........        6,673        (11,716)      22,068           3,842
    Accounts receivable/payable from affiliates,
       net..........................................      (20,303)        (4,737)      (1,941)             --
    Inventories, net................................       (4,389)         6,605        4,353          (9,809)
    Recoverable income taxes and income taxes
       payable......................................       22,137         (1,304)          25              --
    Other current assets............................       (4,693)         3,772        1,192           1,644
    Deferred debt issue costs.......................           --             --           --          (8,032)
    Trade accounts payable and other current
       liabilities..................................       (2,200)       (13,304)      11,550          26,105
    Restructuring reserves..........................      (42,262)       (24,122)     (14,469)             --
    Plant and facility closing costs and
       severance....................................           --             --           --         (41,279)
  Other, net........................................        2,525          9,702          246            (553)
                                                       ----------     ----------     --------      ----------
         Cash provided from (used by) operating
           activities...............................      (17,368)       (61,557)        (385)         53,556
CASH FLOWS (USED BY) PROVIDED FROM INVESTING
  ACTIVITIES
  Capital expenditures..............................      (56,016)       (55,386)      (3,228)        (29,352)
  Proceeds from property disposals..................        8,928          2,956          677           8,908
  Disposition of Frozen Food businesses.............           --             --       67,749              --
  Working capital adjustment paid by UB Investment
    (Netherlands) B.V...............................           --             --           --          32,609
  Purchase of Sunshine Biscuits, Inc., net of cash
    acquired........................................           --             --           --        (142,670)
  Other.............................................        1,204             --           --              --
                                                       ----------     ----------     --------      ----------
         Cash (used by) provided from investing
           activities...............................      (45,884)       (52,430)      65,198        (130,505)
CASH FLOWS (USED BY) PROVIDED FROM FINANCING
  ACTIVITIES
  Capital contributions.............................      300,000        445,000           --             788
  Reduction of notes payable to affiliate...........     (300,000)      (445,000)          --              --
  Long-term debt borrowings.........................           --             --           --         220,000
  Long-term debt repayments.........................       (6,894)       (30,078)      (2,377)       (134,000)
  Commercial paper and revolving credit facilities,
    net.............................................       76,300        134,500      (63,300)             --
                                                       ----------     ----------     --------      ----------
    Cash (used by) provided from financing
       activities...................................       69,406        104,422      (65,677)         86,788
                                                       ----------     ----------     --------      ----------
    Increase (decrease) in cash and cash
       equivalents..................................        6,154         (9,565)        (864)          9,839
    Cash and cash equivalents at beginning of
       period.......................................        6,389         12,543        2,978           2,115
                                                       ----------     ----------     --------      ----------
    Cash and cash equivalents at end of period......   $   12,543     $    2,978     $  2,114      $   11,954
                                                       ==========     ==========     ========      ==========


        The accompanying notes are an integral part of these consolidated financial statements.

                                      F-13

                              KEEBLER FOODS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements of the Company include the financial statements of the predecessor company for the years ended December 31, 1994 and December 30, 1995 and the four week period ended January 26, 1996, the date on which UBIUS was acquired by INFLO, and the successor company for the forty-eight week period ended December 28, 1996. The distinction between the predecessor company and successor company consolidated financial statements has been made by inserting a double line between such consolidated financial statements and related footnotes.

1.   BASIS OF PRESENTATION

BUSINESS AND OWNERSHIP

     Keebler Foods Company (the "Company", "Keebler", "successor company"), a manufacturer and distributor of food products was acquired by INFLO Holdings Corporation ("INFLO") on January 26, 1996. INFLO is owned by Artal Luxembourg S.
A. ("Artal"), a private investment company, Flowers Industries, Inc. ("Flowers"), a New York Stock Exchange-listed company, Bermore, Limited, a privately held corporation and the parent of G.F. Industries, Inc. ("GFI"), and certain members of the Company's current management. On November 20, 1997, INFLO was merged into Keebler Corporation ("the Merger"), which subsequently changed its name to Keebler Foods Company. The financial statements as of and for the forty-eight weeks ended December 28, 1996 of the Company have been restated to reflect the Merger as if it had been effective January 26, 1996. INFLO was legally established as of November 2, 1995, but did not have any operating activity, assets or liabilities until the Keebler acquisition on January 26, 1996. The Company is comprised of primarily the following wholly-owned subsidiaries: Keebler Company, Shaffer, Clarke & Co., Inc., Bake-Line Products, Inc., Johnston's Ready Crust Company, Sunshine Biscuits, Inc., and Keebler Leasing Corp.

     The Company, formerly UB Investments US Inc. ("UBIUS", "predecessor company"), had previously been owned by UB Investments (Netherlands) B.V., a Dutch Company (See Note 4). UB Investments (Netherlands) B.V. is a member of the worldwide group of affiliated companies owned by United Biscuits (Holdings) plc., a publicly held company in the United Kingdom.

FISCAL YEAR

     The Company's fiscal year consists of thirteen four week periods (52 or 53 weeks) and ends on the Saturday nearest December 31. The Keebler acquisition closed on the last day of the first four week period. As a result of the acquisition, the 1996 fiscal year consists of the forty-eight weeks ended December 28, 1996. The 1994 and 1995 fiscal years of the predecessor company were comprised of 52 weeks.

PRINCIPLES OF CONSOLIDATION

     All subsidiaries are wholly-owned and included in the consolidated financial statements of the Company. Intercompany accounts and transactions have been eliminated.

GUARANTEES OF NOTES

     The subsidiaries of the Company that are not Guarantors of the Senior Subordinated Notes are inconsequential (which means that the total assets, revenues, income or equity of such non-guarantors, both individually and on a combined basis, is less than 3% of the Company's consolidated assets, revenues, income or equity), individually and in the aggregate, to the consolidated financial statements of the Company. The Guarantees are full, unconditional, and joint and several. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors in the Senior Subordinated Notes.

RECLASSIFICATIONS

     Certain reclassifications of prior years' data have been made to conform with the current year reporting.

                                      F-14

                              KEEBLER FOODS COMPANY

2.   ACQUISITION OF KEEBLER FOODS COMPANY BY INFLO HOLDINGS CORPORATION

     On January 26, 1996, UB Investments (Netherlands) B.V. sold all the stock of UBIUS to INFLO. Subsequent to the acquisition, UBIUS changed its name to Keebler Corporation. On November 20, 1997, INFLO was merged into Keebler Corporation which subsequently changed its name to Keebler Foods Company. The sale specifically excluded the stock of the Frozen Food businesses as well as the Salty Snacks business conducted by Keebler Company and other subsidiaries of UBIUS, as well as the UBIUS finance companies of U.B.H.C., Inc. and U.B.F.C., Inc., also wholly-owned subsidiaries (See Note 4).

     The aggregate gross purchase price of $487.5 million (excluding fees and expenses paid at closing of approximately $15.3 million) was financed by $125 million in equity from INFLO, $200 million in Senior Term Notes, $125 million in Increasing Rate Notes, the assumption of $20.3 million in existing senior indebtedness of the Company and a note payable ("Seller Note") by INFLO to UB Investments (Netherlands) B.V. for $32.5 million. The Seller Note does not bear interest until January 26, 1999, and has been accounted for at a discounted value of $24.4 million. In addition, the Company, subsequent to the purchase by INFLO, received a working capital adjustment of $32.6 million from United Biscuits (Netherlands) B.V. pursuant to the terms of the stock purchase agreement between INFLO and United Biscuits (Netherlands) B.V.

     The Keebler acquisition has been accounted for as a purchase. The total purchase price and the fair value of liabilities assumed have been allocated to the tangible and intangible assets of the Company based on the respective fair values.

     The following provides an allocation of the purchase price:

                                                               (In Millions)
Purchase Price..............................................           $487.5
Less: Net book value of assets acquired.....................            329.5
Less: Asset purchase price allocation
  - Working capital receivable from UB (Netherlands)
     B.V. ..................................................  $ 32.6
  - Inventories.............................................     4.4
  - Deferred income taxes...................................    11.4
  - Property, plant and equipment...........................    45.7
  - Prepaid pension.........................................    33.1
  - Other assets............................................   (14.2)
  - Trademarks and tradenames...............................   104.0    217.0
                                                              ------
Plus: Liability purchase price allocation
  - Other current liabilities and accruals..................     1.1
  - Plant and facility closing costs and severance..........    55.3
  - Deferred income taxes...................................    13.8
  - Postretirement/postemployment obligations...............   (17.5)
  - Other...................................................     6.3     59.0
                                                              ------   ------
Unallocated excess purchase price over fair value of net
  assets acquired...........................................           $  0.0
                                                                       ======

     See Note 3 for the unaudited pro forma consolidated results of operations of the Keebler acquisition.

3.   ACQUISITION OF SUNSHINE BISCUITS, INC.

     On June 4, 1996, the Company acquired Sunshine Biscuits, Inc. ("Sunshine") from GFI for an aggregate consideration of $171.7 million (excluding related fees and expenses paid at closing of approximately $2.2 million). The acquisition of Sunshine was funded by $150.3 million in cash, of which $36.3 million was provided by the Company's existing cash sources and $114 million in borrowings under the

                                      F-15

                              KEEBLER FOODS COMPANY

3.   ACQUISITION OF SUNSHINE BISCUITS, INC. (CONTINUED)
Amended and Restated Credit Agreement (See Note 10). In addition, approximately $23.6 million of common stock and warrants were issued to GFI. Subsequent to the Merger, the stock and warrants held by GFI were transferred to Bermore, Limited and reissued for the same value in the name of the Company. These shares and warrants represent 13.1% of the Company's common stock on a fully diluted basis.

     The acquisition of Sunshine by the Company has been accounted for as a purchase. The total purchase price and the fair value of liabilities assumed have been allocated to the tangible and intangible assets of Sunshine based on the respective fair values. The acquisition resulted in goodwill of $48.8 million, which is being amortized over a 40-year period.

     The following provides an allocation of the purchase price:

                                                              (In Millions)

Purchase Price..............................................          $171.7
Less: Net book value of assets acquired.....................            92.8
Less: Asset purchase price allocation
  - Trade accounts receivable...............................  $ 0.3
  - Inventories.............................................    3.6
  - Deferred income taxes...................................    8.4
  - Property, plant, and equipment..........................    9.5
  - Other assets............................................   (3.8)
  - Trademarks and tradenames...............................   57.0     75.0
                                                              -----
Plus: Liability purchase price allocation
  - Other current liabilities and accruals..................    8.4
  - Plant and facility closing costs and severance..........   22.1
  - Deferred income taxes...................................   (8.3)
  - Pension obligation......................................    5.0
  - Postretirement/postemployment obligations...............   17.8
  - Other...................................................   (0.1)    44.9
                                                              -----   ------
Unallocated excess purchase price over fair value of net
  assets acquired...........................................          $ 48.8
                                                                      ======

     Results of operations for Sunshine from June 4, 1996 to December 28, 1996 have been included in the consolidated statements of operations. The following unaudited pro forma information has been prepared assuming the acquisition had taken place at January 1, 1995. The unaudited pro forma information includes adjustments for interest expense that would have been incurred to finance the purchase, additional depreciation of the property, plant, and equipment acquired, and amortization of the trademarks, tradenames, and goodwill arising from the acquisition. The unaudited pro forma consolidated results of operations are not necessarily indicative of the results that would have been had the Keebler and Sunshine acquisitions been effected on the assumed date.



                                                                       UNAUDITED
                                                                  FOR THE YEAR ENDED
                                                              ---------------------------
                                                              DECEMBER 30,   DECEMBER 28,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)

Net sales...................................................   $2,213,574     $1,979,105
Loss from continuing operations before income taxes.........   $ (241,323)    $   (8,652)
Net loss....................................................   $ (253,924)    $   (5,440)


                                      F-16

                              KEEBLER FOODS COMPANY

4.   PREDECESSOR COMPANY

     UBIUS, the predecessor company to Keebler Foods Company, was formed in 1992 as a result of the legal restructuring of United Biscuit (Holdings) plc.'s operations in the United States. UBIUS received the stock of the subsidiaries in exchange for the $850 million in debt with UB Investments (Netherlands) B.V. as well as all of the capital stock of UBIUS.

     On May 20, 1995, the predecessor company adopted plans to sell the Salty Snacks business. On January 24, 1996, the predecessor company sold to Kelly Food Products, Inc. selected assets of the Salty Snacks business including the production plant in Bluffton, Indiana, trademarks and other intangibles related to the business, inventory and property, plant and equipment including selected assets related to the convenience sales division.

     During July, 1995, the predecessor company adopted plans to discontinue the operations of its Frozen Food businesses. On January 9, 1996, UB Investments (Netherlands) B.V. sold the assets and stock of Bernardi Italian Foods Co., The Original Chili Bowl, Inc., Chinese Food Processing Corporation (wholly-owned subsidiaries collectively known as the Frozen Food businesses) and certain assets of Keebler Company to Windsor Food Company Ltd. The sale was effective as of December 31, 1995.

     On December 5, 1995, Shaffer, Clarke & Co., Inc. ("Shaffer, Clarke"), a wholly-owned subsidiary, sold certain assets related to Shaffer, Clarke's KA-ME business to Liberty Richter, Inc. for a gain of $2.6 million. These assets included inventory, contractual rights, and other intellectual property.

5.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS

     All highly liquid instruments purchased with an original maturity of three months or less are classified as cash equivalents. The carrying amount of cash equivalents approximates fair value due to the relatively short maturity of these investments.

TRADE ACCOUNTS RECEIVABLE

     Substantially all of the Company's trade accounts receivable are from retail dealers and wholesale distributors. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Trade accounts receivable, as shown on the consolidated balance sheets, were net of allowances of $3.6 million as of December 30, 1995 and $5.4 million as of December 28, 1996.

INVENTORIES

     Inventories are stated at the lower of cost or market with cost determined principally by the last-in, first-out ("LIFO") method. Inventories stated under the LIFO method represent approximately 84% of total inventories in 1995 and 91% of total inventories in 1996. Because the Company has adopted a natural business unit single pool approach to determining LIFO inventory cost, classification of the LIFO reserve by inventory component is impractical. The excess of the current production cost of inventories over LIFO cost was approximately $17.6 million at December 30, 1995. There was no reserve required at December 28, 1996 to state inventory on a LIFO basis.

     At December 30, 1995 and December 28, 1996, inventories are shown net of an allowance for slow-moving and aged inventory of $0.6 million and $5.5 million, respectively.

                                      F-17

                              KEEBLER FOODS COMPANY

5.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost at December 30, 1995. Property, plant and equipment was adjusted to fair market value due to the Keebler and Sunshine acquisitions. Depreciation expense is computed using the straight-line method based on the estimated useful lives of the depreciable assets. Certain facilities and equipment held under capital leases are classified as property, plant, and equipment and amortized using the straight-line method over the lease terms, and the related obligations are recorded as liabilities. Lease amortization is included in depreciation expense.

TRADEMARKS AND TRADENAMES

     Trademarks and tradenames are amortized on a straight-line basis over a period of 40 years. Accumulated amortization of trademarks and tradenames was $0.1 million and $3.1 million as of December 30, 1995 and December 28, 1996, respectively.

GOODWILL

     Goodwill shown in the consolidated financial statements at December 30, 1995 related to the excess cost over the fair value of tangible net assets acquired in the purchases of Johnson Ready Crust, Bake-Line Products, Inc., and the Frozen Food businesses. At December 28, 1996, goodwill reflects the excess cost over the fair value of the tangible net assets acquired from the Sunshine purchase. Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization of goodwill was $31.4 million and $0.5 million as of December 30, 1995 and December 28, 1996, respectively.

RESEARCH AND DEVELOPMENT

     Activities related to new product development and major improvements to existing products and processes are expensed as incurred and were $15.1 million in 1994, $14.5 million in 1995, $0.6 million for the four weeks ended January 26, 1996 and $4.3 million for the forty-eight weeks ended December 28, 1996.

ADVERTISING AND CONSUMER PROMOTION

     Advertising and consumer promotion costs are generally expensed when incurred. Production costs for advertising are deferred until the first run of the advertisement. There were no deferred advertising costs at December 30, 1995 and December 28, 1996. Advertising and consumer promotion expense was $72.3 million in 1994, $87.9 million in 1995, $5.1 million for the four weeks ended January 26, 1996 and $33.3 million for the forty-eight weeks ended December 28, 1996.

DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into derivative financial transactions to hedge existing or future exposures to changes in commodity prices. The Company does not enter into derivative transactions for speculative purposes. Gains and losses on commodity futures and options transactions are deferred until the contracts are liquidated (See Note 21).

INCOME TAXES

     The consolidated financial statements reflect the application of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting For Income Taxes". The Company files a consolidated federal income tax return.

                                      F-18

                              KEEBLER FOODS COMPANY

5.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET INCOME PER SHARE

     On July 29, 1997, the Board of Directors of the Company approved a 1 for 10 reverse stock split. All per share and related amounts contained in these financial statements and notes have been adjusted to reflect this stock split.

     Net income (loss) per common share is calculated using the weighted average number of common and common equivalent shares outstanding during each period. The common equivalent shares relate to the 1996 Stock Option Plan and the warrant issued in connection with the Sunshine acquisition and are calculated using the treasury stock method.

USE OF ESTIMATES

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

IMPAIRMENT OF LONG-LIVED ASSETS

     In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

6.   CHANGES IN ACCOUNTING POLICIES

     Effective January 2, 1994, the predecessor company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits". The predecessor company recorded a $4 million pre-tax obligation as a cumulative effect of accounting change, resulting in an after-tax charge of $2.5 million. Prior to this date, these expenses were recognized on a pay-as-you-go basis.

     As of December 31, 1994, the predecessor company adopted a policy of capitalizing spare machinery and equipment parts. Previously, spare machinery and equipment parts were expensed when purchased. The new policy was adopted in order to bring the predecessor company in conformity with the predecessor company guidelines and to match the cost with the associated benefit of these supplies. Expense is recognized as the parts are used. Adoption of the new policy resulted in a pre-tax benefit of $5 million, $3 million net of income tax.

7.   PROPERTY, PLANT AND EQUIPMENT

     A summary of property, plant and equipment, including related accumulated depreciation follows:

                                                    DECEMBER 30,   DECEMBER 28,
                                                        1995           1996
                                                    ------------   ------------
                                                          (IN THOUSANDS)

Land..............................................   $  12,899       $ 16,344
Buildings.........................................     156,200        126,824
Machinery and equipment...........................     531,007        301,588
Office furniture and fixtures.....................      49,620         54,985
Delivery equipment................................       6,150          6,785
Construction in progress..........................      37,264         23,980
                                                     ---------       --------
                                                       793,140        530,506
Accumulated depreciation..........................    (400,413)       (44,426)
                                                     ---------       --------
                                                     $ 392,727       $486,080
                                                     =========       ========


                                      F-19

                              KEEBLER FOODS COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.   PROPERTY, PLANT AND EQUIPMENT (CONTINUED)
     Property, plant and equipment is depreciated on a straight-line basis over the estimated useful lives of the depreciable assets. Buildings are depreciated over a useful life of ten to forty years. Machinery and equipment is depreciated over a useful life of eight to twenty-five years. Office furniture and fixtures are depreciated over useful lives of five to fifteen years. Delivery equipment is depreciated over a twelve year life.

8.   ASSETS HELD FOR SALE

     During 1995, the predecessor company adopted plans to sell the Salty Snacks business. The decision to sell the Salty Snacks business was based on the overcapacity in a highly competitive industry. Late in 1995, it was determined that the predecessor company would not be able to sell the three operating Salty Snack plants as a single unit. A buyer was found for selected assets, which included the production plant in Bluffton, Indiana. The remaining production plants were closed down. The aggregate carrying amount of the net assets held for sale was $116.5 million. The assets held for sale primarily included inventory and property, plant, and equipment. The predecessor company recorded an impairment loss of $86.5 million for the expected costs associated with exiting the Salty Snacks business. The charge was comprised of $77.6 million related to the write-down of the net assets to their net realizable value of $38.9 million. In addition, $8.9 million was recorded for the estimated severance and other costs associated with the liquidation of the Salty Snacks business. The $38.9 million of Salty Snack assets held for sale were not included in the net assets acquired by the Company as part of the acquisition.

     Since the Keebler acquisition, management has executed a strategic plan to reduce inefficiencies. In June 1996, the Company, in an effort to reduce excess capacity, closed the manufacturing facility in Atlanta, Georgia. At December 28, 1996, the estimated fair value of land and buildings held for sale was $3.2 million, net of $0.3 million for selling costs. Similarly, after the acquisition of Sunshine, management decided to close the production plant in Santa Fe Springs, California due to overcapacity. The fair market value of land and buildings held for sale at December 28, 1996 was $3.6 million. The Santa Fe Springs, California facility was subsequently sold on March 27, 1997. Disposition of the Atlanta, Georgia manufacturing facility is expected to occur before the end of 1998 without a significant gain or loss.

9.   OTHER CURRENT LIABILITIES AND ACCRUALS

     Other current liabilities and accruals consisted of the following at December 30, 1995 and December 28, 1996:

                                                              DECEMBER 30,   DECEMBER 28,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)

Self insurance reserves.....................................    $ 53,737       $ 58,527
Employee compensation.......................................      28,364         42,555
Marketing and consumer promotions...........................      28,618         45,892
Taxes, other than income....................................       7,196         10,555
Interest....................................................       2,751          9,887
Postretirement/Postemployment benefit obligation............       2,816          5,523
Reclamations................................................          --          4,321
Other.......................................................         237          9,633
                                                                --------       --------
                                                                $123,719       $186,893
                                                                ========       ========


     The Company obtains insurance to manage potential losses and liabilities related to workers' compensation, health and welfare claims, and general product and vehicle liability. The Company has elected to retain a significant portion of the expected losses through the use of deductibles and stop-loss limitations. Provisions

                                      F-20

                              KEEBLER FOODS COMPANY

9. OTHER CURRENT LIABILITIES AND ACCRUALS (CONTINUED) for losses expected under these programs are recorded based on the Company's estimates of aggregate liability for claims incurred. These estimates utilize the Company's prior experience and actuarial assumptions provided by the Company's insurance carrier. The total estimated liability for these losses at December 30, 1995 and December 28, 1996 was $53.7 million and $58.5 million, respectively, and is included in other current liabilities and accruals. The Company has collateralized its liability for potential workers' compensation claims in several states by obtaining standby letters of credit which aggregate to approximately $17 million.

10. DEBT AND LEASE COMMITMENTS

     Long-term debt consisted of the following at December 30, 1995 and December 28, 1996:



                                                                     DECEMBER 30,   DECEMBER 28,
                                 INTEREST RATE     FINAL MATURITY        1995           1996
                                 -------------    ----------------   ------------   ------------
                                                                           (IN THOUSANDS)

Term-A Loans...................   7.380-7.875%    January 31, 2002     $     --       $132,875
Term-B Loans...................   7.880-8.375        July 31, 2003           --         89,400
Term-C Loans...................   8.130-8.625        July 31, 2004           --         64,575
Senior Subordinated Notes......        10.750         July 1, 2006           --        125,000
Seller Note....................        10.000     January 26, 2007           --         26,664
Other Senior Debt..............       various            2001-2005       16,416         14,290
Private Placement Notes........         9.000          May 1, 2001      125,000             --
Capital Lease Obligations......       various            1997-2008        6,800          5,135
Other..........................                                           5,412             --
                                                                       --------       --------
                                                                        153,628        457,939
Less: Current maturities.......                                           2,475         18,570
                                                                       --------       --------
                                                                       $151,153       $439,369
                                                                       ========       ========

     The Company's primary credit financing as of December 28, 1996 was provided by a $447.9 million Amended and Restated Credit Agreement ("Credit Agreement") consisting of a $155 million Revolving Loan facility and three Term Loans (Term Loans A, B and C) of which the current outstanding balance aggregates to $286.9 million. Interest on the Revolving Loans and Term Loans is calculated based on a Base Rate plus applicable margin. The Base Rate can, at the Company's option, be
1) the higher of the base domestic lending rate as established by the Administrative Agent for the Lenders under the Credit Agreement, or the Federal Funds Rate plus one-half of one-percent, or 2) a reserve percentage adjusted LIBO Rate as offered by the Administrative Agent's office in London. Base Rate loan interest rates fluctuate immediately based upon a change in the established Base Rate by the Administrative Agent. The Credit Agreement requires the Company to meet certain financial covenants including net worth; earnings before interest, taxes, depreciation and amortization; and cash flow and interest coverage ratios.

     As of December 28, 1996, the Company had a Revolving Loan facility with an available balance of $155 million. Actual available borrowings under the Revolving Loan facility can be reduced by the level of qualifying working capital as defined in the Company's Amended and Restated Credit Agreement. This gross available balance is further reduced by certain letters of credit totaling $10.9 million and outstanding borrowings. There were no amounts outstanding under this facility as of December 28, 1996.

     Any unused borrowings under the Revolving Loan facility are subject to a commitment fee, which will vary from 0.25%-0.5% based on the relationship of debt to adjusted earnings.

                                      F-21

                              KEEBLER FOODS COMPANY

10. DEBT AND LEASE COMMITMENTS (CONTINUED)
     On January 30, 1996, the Company entered into a swap transaction with the Bank of Nova Scotia, who also serves as the Administrative Agent for the Lenders under the Credit Agreement. The swap transaction had the effect of converting the base rate on $170 million of the Term Loans to a fixed rate obligation of 5.0185% plus applicable margin through February 1, 1999. The maturity date on the swap transaction can be extended to February 1, 2001 at the option of the Bank of Nova Scotia on January 28, 1999.

     The Increasing Rate Notes issued to finance the Keebler acquisition were repaid in June 1996 with the proceeds from a private placement offering for new 10.75% Senior Subordinated Notes due 2006 ("the Private Notes"). The Company recorded a before-tax extraordinary loss of $3.2 million on the early extinguishment of the Increasing Rate Notes. The loss consists primarily of bank fees incurred at the time the Increasing Rate Notes were issued. The after-tax loss was $1.9 million.

     On October 23, 1996, pursuant to an exchange and registration rights agreement, the Company registered its 10.75% Senior Subordinated Notes due 2006 ("the Notes") under the Securities Act of 1933 in exchange for the Private Notes. The Notes were issued under an indenture dated June 15, 1996 between the Company, the Company's Restricted Subsidiaries (as defined in the indenture), and the U.S. Trust Company of New York, as trustee. The Notes are unsecured senior subordinated obligations of the Company guaranteed by the Restricted Subsidiaries. Interest on the Notes will be paid semi-annually on January 1 and July 1 of each year, commencing January 1, 1997. At the Company's option, up to 35.0% of the aggregate original principal of the Notes can be redeemed at a redemption price of 110.0% on or prior to July 1, 1999 following a public equity offering.

     In addition, the Company's ability to pay dividends or make other distributions on its Common Stock is limited by the terms of the indenture governing the Notes to an amount equal to 50% of the consolidated net income of the Company for the relevant period, subject to other limitations.

     As a result of the Merger, the Company assumed the $32.5 million Seller Note previously held by INFLO. The Seller Note does not bear interest until January 26, 1999 and was recorded at a discounted value of $24.4 million on January 26, 1996. The discount is being amortized over three years at an effective interest rate of 10.0%.

     In 1995, the predecessor company maintained a commercial paper program in the United States supported by a line of credit agreement which was guaranteed by United Biscuits (Holdings) plc. The line of credit agreement totaled $200 million as of December 30, 1995. The agreement could be canceled at any time. The commercial paper had a weighted average interest rate of 5.9% during 1995. The interest rate was 6.1% for year-end 1995. The predecessor company had $184 million of outstanding borrowings under this program as of December 30, 1995.

     Furthermore, during 1995, the predecessor company, along with other United Biscuits (Holdings) plc. affiliated companies, had access to a revolving credit agreement in Europe which was guaranteed by United Biscuits (Holdings) plc. Available borrowings under this agreement were limited by total United Biscuits (Holdings) plc. borrowings. Maximum borrowings available under this agreement were $300 million as of year-end 1995. This agreement had a weighted average interest rate of 6.2% during 1995. The interest rate at year-end was 6.0% for 1995. The predecessor company had $100 million of outstanding borrowings under this program as of December 30, 1995.

     During 1995, the predecessor company prepaid $25.1 million of long-term debt.

     Interest of $111.1 million, $37.6 million, $3.8 million, and $25.2 million was paid on debt, including notes payable to affiliates (see Note 11), for the years ended December 31, 1994 and December 30, 1995, the four weeks ended January 26, 1996, and the forty-eight weeks ended December 28, 1996, respectively.

                                      F-22

                              KEEBLER FOODS COMPANY

10. DEBT AND LEASE COMMITMENTS (CONTINUED)
     Aggregate scheduled annual maturities of long-term debt as of December 28, 1996 are as follows:



                                                              (IN THOUSANDS)

1997........................................................     $ 18,570
1998........................................................       22,940
1999........................................................       29,175
2000........................................................       33,865
2001........................................................       42,255
2002 and thereafter.........................................      311,134
                                                                 --------
                                                                 $457,939
                                                                 ========

     Assets recorded under capitalized lease agreements and equipment purchase obligations included in property, plant, and equipment consist of the following:

                                                DECEMBER 30,   DECEMBER 28,
                                                    1995           1996
                                                ------------   ------------
                                                      (IN THOUSANDS)

Land..........................................    $  1,246       $ 1,209
Buildings.....................................       8,700         2,881
Machinery and equipment.......................      21,424         6,361
Other leased assets...........................       1,213           259
                                                  --------       -------
                                                    32,583        10,710
Accumulated amortization......................     (21,397)       (1,000)
                                                  --------       -------
                                                  $ 11,186       $ 9,710
                                                  ========       =======

     Future minimum lease payments under scheduled capital and operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

                                                CAPITAL      OPERATING
                                                LEASES        LEASES
                                                -------      ---------
                                                    (IN THOUSANDS)

1997..........................................  $   238      $ 23,858
1998..........................................      258        19,375
1999..........................................      278        16,567
2000..........................................      349        14,523
2001..........................................      366        11,924
2002 and thereafter...........................    5,813        30,753
                                                -------      --------
Total minimum payments........................    7,302      $117,000
                                                             ========
Amount representing interest..................   (2,167)
                                                -------
Obligations under capital lease...............    5,135
Obligations due within one year...............      (25)
                                                -------
Long-term obligations under capital leases....  $ 5,110
                                                =======

     Rent expense for all operating leases was $38.8 million, $37.4 million, $2.7 million and $30.1 million for the years ended December 31, 1994 and December 30, 1995, the four weeks ended January 26, 1996, and the forty-eight weeks ended December 28, 1996, respectively.

                                      F-23

                              KEEBLER FOODS COMPANY

11. NOTES RECEIVABLE AND PAYABLE TO AFFILIATE

     At December 31, 1995, U.B.H.C., Inc. held $125 million in notes receivable from UB Investments plc., an affiliated entity of United Biscuits (Holdings) plc. These notes, which carried an interest rate of 9%, represented unsecured obligations of UB Investments plc. and were due May 1, 2001. The note receivable was settled as of the Keebler acquisition.

     As part of the 1992 reorganization of United Biscuits (Holdings) plc. operations in the United States, UBIUS had received the stock of its subsidiaries in exchange for two notes payable. There was a $300 million note payable to UB Investments, plc. which carried an interest rate of 9.75% due on September 20, 2002 and a $550 million note payable due to UB Investments, plc. with a 8.24% rate of interest due in seven annual installments with the final installment due on September 20, 1999.

     On September 7, 1994, the predecessor company received a capital contribution of $300 million from U.B. Investments (Netherlands) B.V. and used the capital contribution to repay the $300 million note. On February 1, 1995, the predecessor company received a capital contribution of $445 million from U.B. Investments (Netherlands) B.V. which was used by the predecessor company to make payments against the $550 million note which would have been due in years 1995, 1996, 1997, 1998 and a portion of the payment due in 1999 leaving one payment for the balance of $105 million note due September 1999. The remaining note payable balance was settled as of the Keebler acquisition.

12. PLANT AND FACILITY CLOSING COSTS AND SEVERANCE

     As part of acquiring Keebler and Sunshine, management adopted and began executing a plan to reduce costs and inefficiencies. Certain exit costs totaling $77.4 million were provided for in the allocation of the purchase price of both the Keebler and Sunshine acquisitions. Management's plan included company-wide staff reductions, the closure of manufacturing, distribution, and sales force facilities, and information system exit costs.

     Severance, outplacement, and other related costs associated with staff reductions were estimated at $30.7 million. Costs incurred related to closing the Atlanta, Georgia and Santa Fe Springs, California manufacturing facilities, which include primarily severance and carrying costs, are expected to total $13.0 million. The carrying and lease termination costs associated with the closure of distribution and sales force facilities were estimated at $26.9 million. In addition, the Company expects to incur $6.8 million in lease costs related to exiting legacy information systems. Spending against reserves established totaled $41.5 million resulting in a balance of $36.0 million at December 28, 1996, detailed as follows:

                                       STAFF      FACILITY    INFORMATION       LEASE
                                     REDUCTION    CLOSURE       SYSTEM       TERMINATION
                                       COSTS       COSTS      EXIT COSTS        COSTS        TOTAL
                                     ---------    --------    -----------    -----------    --------
                                                            (IN THOUSANDS)
Liabilities provided for in the
  allocation of the purchase
  price of the Keebler
  acquisition on January 26,
  1996...........................    $ 22,760     $ 12,069      $ 6,809        $13,700      $ 55,338
Liabilities provided for in the
  allocation of the purchase
  price of the Sunshine
  acquisition on June 4, 1996....       7,975          929           --         13,240        22,144
Charges..........................     (24,516)      (9,789)      (3,038)        (4,155)      (41,498)
                                     --------     --------      -------        -------      --------
Balance at December 28, 1996.....    $  6,219     $  3,209      $ 3,771        $22,785      $ 35,984
                                     ========     ========      =======        =======      ========


                                      F-24

                              KEEBLER FOODS COMPANY

12. PLANT AND FACILITY CLOSING COSTS AND SEVERANCE (CONTINUED)
     The plans initiated by management are expected to be completed prior to the end of 1998. Only noncancellable lease obligations are expected to extend beyond 1998, to be paid out over the next eight years concluding in 2004.

13. EMPLOYEE BENEFIT PLANS

     The Company maintains a trusteed, noncontributory pension plan covering certain salaried and hourly-paid employees. Assets held by the plan consist primarily of common stocks, collective trust funds, government securities, bonds, and guaranteed insurance contracts. Benefits provided under the defined-benefit pension plan are primarily based on years of service and the employee's final level of compensation. The Company's funding policy is to contribute annually not less than the ERISA minimum funding requirements. Effective September 30, 1996, the Sunshine Biscuits, Inc. Pension Plan was merged with the Retirement Plan for Salaried and Certain Hourly-Paid Employees of Keebler Company.

     Pension expense included the following components:

                                                                      FOUR WEEKS     FORTY-EIGHT
                                         YEAR ENDED     YEAR ENDED       ENDED       WEEKS ENDED
                                        DECEMBER 31,   DECEMBER 30,   JANUARY 26,   DECEMBER 28,
                                            1994           1995          1996           1996
                                        ------------   ------------   -----------   -------------
                                                              (IN THOUSANDS)

Service cost..........................    $  7,888       $  6,611       $   599       $  7,711
Interest cost.........................      13,374         13,877         1,133         21,338
Actual return on plan assets..........      (9,295)       (43,661)       (1,693)       (12,752)
Net amortization of transition
  obligation..........................         616            616            47             --
Deferral of (gains) losses............     (10,407)        24,468            --        (15,495)
Prior service cost....................        (512)          (155)          (12)            --
Net gain..............................          --           (437)           --             --
                                          --------       --------       -------       --------
Pension expense.......................    $  1,664       $  1,319       $    74       $    802
                                          ========       ========       =======       ========

     The funded status of the Company's pension plan and amounts recognized in the consolidated balance sheets are as follows:


                                                              DECEMBER 30,   DECEMBER 28,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation:
  Vested....................................................   $(136,131)     $(366,253)
  Nonvested.................................................     (24,109)        (7,255)
                                                               ---------      ---------
                                                               $(160,240)     $(373,508)
                                                               =========      =========
Projected benefit obligation................................   $(201,267)     $(408,060)
Plan assets at fair value...................................     241,604        464,433
                                                               ---------      ---------
Plan assets greater than projected benefit obligation.......      40,337         56,373
Unrecognized transition obligation..........................       3,682             --
Unrecognized prior service..................................      (1,123)            --
Unrecognized net gain.......................................     (19,060)       (13,014)
                                                               ---------      ---------
Prepaid pension.............................................   $  23,836      $  43,359
                                                               =========      =========


                                      F-25

                              KEEBLER FOODS COMPANY

13. EMPLOYEE BENEFIT PLANS (CONTINUED)
     Assumptions used in accounting for the defined-benefit pension plan at each of the respective period-ends are as follows:

                                                                                     FORTY-EIGHT
                                                                       FOUR WEEKS       WEEKS
                                          YEAR ENDED     YEAR ENDED       ENDED         ENDED
                                         DECEMBER 31,   DECEMBER 30,   JANUARY 26,   DECEMBER 28,
                                             1994           1995          1996           1996
                                         ------------   ------------   -----------   ------------

Discount rate..........................    7.75-8.5%          7.5%          7.5%          7.5%
Rate of compensation level increases...     4.4-6.0       4.0-6.0           4.0           4.0
Expected long-term rate of return on
  plan assets..........................    8.0-10.0       8.0-9.0          10.0           8.6

     As of December 31, 1995, included in plan assets were real estate investments of $7.2 million in two distribution centers which are under two operating leases to a subsidiary of UBIUS. The plan assets, as of December 28, 1996, include a real estate investment of $3.1 million in a distribution center which is under an operating lease to the Company.

     The Company, in addition to the defined-benefit pension plan, also maintains an unfunded supplemental retirement plan for certain highly compensated executives. Benefits provided are based on years of service. Vesting is graduated depending on termination after age 55.

     The supplemental retirement plan expense includes the following components:

                                                                                     FORTY-EIGHT
                                                                       FOUR WEEKS       WEEKS
                                          YEAR ENDED     YEAR ENDED       ENDED         ENDED
                                         DECEMBER 31,   DECEMBER 30,   JANUARY 26,   DECEMBER 28,
                                             1994           1995          1996           1996
                                         ------------   ------------   -----------   ------------
                                                              (IN THOUSANDS)

Service cost...........................     $  126         $  452          $ 35          $ --
Interest cost..........................        710            854            66           637
Net amortization of transition
  obligation...........................        110            111             8            --
Prior service cost.....................        134            170            13            --
                                            ------         ------          ----          ----
Plan expense...........................     $1,080         $1,587          $122          $637
                                            ======         ======          ====          ====

                                      F-26

                              KEEBLER FOODS COMPANY

13. EMPLOYEE BENEFIT PLANS (CONTINUED)
     The unfunded status of the supplemental retirement plan and the amounts recognized in the consolidated balance sheets are as follows:

                                                              DECEMBER 30,   DECEMBER 28,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Actuarial present value of accumulated benefit obligation
  Vested....................................................    $(11,301)      $(10,028)
  Nonvested.................................................          --             --
                                                                --------       --------
                                                                $(11,301)      $(10,028)
                                                                ========       ========
Projected benefit obligation................................    $(12,077)      $ (9,890)
Plan assets at fair value...................................          --             --
                                                                --------       --------
Projected benefit obligation in excess of plan assets.......     (12,077)        (9,890)
Unrecognized transition obligation..........................         664             --
Unrecognized prior service cost.............................       1,307             --
Unrecognized net (gain) loss................................       1,732           (754)
                                                                --------       --------
Plan obligation included in other liabilities...............    $ (8,374)      $(10,644)
                                                                ========       ========

     Assumptions used in accounting for the supplemental retirement plan at each of the respective period-ends are as follows:

                                                                                     FORTY-EIGHT
                                                                       FOUR WEEKS       WEEKS
                                          YEAR ENDED     YEAR ENDED       ENDED         ENDED
                                         DECEMBER 31,   DECEMBER 30,   JANUARY 26,   DECEMBER 28,
                                             1994           1995          1996           1996
                                         ------------   ------------   -----------   ------------

Discount rate..........................      8.5%           7.5%           7.5%          7.5%
Rate of compensation level increase....      4.5            4.0            4.0           4.0

     Contributions are also made by the Company to a retirement program for Grand Rapids union employees. Benefits provided under the plan are based on a flat monthly amount for each year of service and are unrelated to compensation. Contributions are made based on a negotiated hourly rate. In 1994, 1995, the four weeks ended January 26, 1996, and the forty-eight weeks ended December 28, 1996, the Company expensed contributions of $2.3 million, $2.5 million, $0.2 million, and $2.3 million, respectively.

     The Company contributes to various multiemployer union administered defined-benefit and defined-contribution pension plans. Benefits provided under the multiemployer pension plans are generally based on years of service and employee age. Expense under these plans was $8.7 million, $9.6 million, $0.9 million, and $7.8 million in 1994, 1995, the four weeks ended January 26, 1996 and the forty-eight weeks ended December 28, 1996, respectively.

     The Company also offers certain employees participation in the Keebler Company Salaried Savings Plan, a defined-contribution plan. Prior to July 1, 1995, certain nonunion employees who met length-of-service requirements could elect to participate in the plan. Currently, participation in the plan can be elected immediately. Contributions, made by participants with no company matching, are based on an elected percentage of the participants' compensation within a specified range. Expenses incurred by the Company to administer the plan are nominal.

     During 1996, the Company matched a portion of employee contributions to a defined contribution savings plan for qualified salaried employees of Sunshine. Contributions made by the Company were not to exceed 6%

                                      F-27

                              KEEBLER FOODS COMPANY

13. EMPLOYEE BENEFIT PLANS (CONTINUED)
of gross wages. The Company also provides a savings plan for certain hourly employees of Sunshine which provides no matching company contributions. Expenses in 1996 for the plans were nominal.

     A Voluntary Employee Beneficiary Association ("VEBA") provides health and welfare benefits for certain Sunshine employees. Payments made by the Company to the VEBA relating to future employee benefits are included in other assets. The Company's policy is to fund the VEBA based on actual expenses of the preceding year to the extent deductible under current federal income tax laws. The Company funded $10 million during the forty-eight weeks ended December 28, 1996.

     The Company also makes contributions to a money purchase pension plan for certain hourly and salaried employees of Bake-Line Products, Inc. Contributions are based on 4% of employees' annual salary. Expenses paid by the Company to administer the plan were nominal.

14. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

     The Company provides certain medical and life insurance benefits for eligible retired employees. The medical plan, which covers nonunion employees with ten or more years of service, is a comprehensive indemnity-type plan. The plan incorporates up-front deductible, coinsurance payments, and employee contributions which are based on length of service. The life insurance plan offers a small amount of coverage versus the amount the employees had while employed. The Company does not fund the plan.

     The net periodic postretirement benefit expense includes the following components:

                                                                           FOUR       FORTY-EIGHT
                                                                           WEEKS         WEEKS
                                           YEAR ENDED     YEAR ENDED       ENDED         ENDED
                                          DECEMBER 31,   DECEMBER 30,   JANUARY 26,   DECEMBER 28,
                                              1994           1995          1996           1996
                                          ------------   ------------   -----------   ------------
                                                               (IN THOUSANDS)

Service cost............................     $1,669         $1,598         $123          $2,142
Interest cost...........................      3,015          3,194          246           2,729
                                             ------         ------         ----          ------
Net periodic postretirement benefit
  expense...............................     $4,684         $4,792         $369          $4,871
                                             ======         ======         ====          ======

     The funded status of the plan reconciled to the postretirement obligation in the Company's consolidated balance sheets are as follows:

                                                              DECEMBER 30,   DECEMBER 28,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)

Accumulated postretirement benefit obligation:
  Retirees..................................................    $(18,914)      $(33,054)
  Fully eligible active participants........................      (3,522)        (8,579)
  Other active participants.................................     (19,635)       (11,815)
                                                                --------       --------
                                                                 (42,071)      $(53,448)
Unrecognized net gain.......................................      (1,048)        (3,857)
                                                                --------       --------
Postretirement obligation...................................    $(43,119)      $(57,305)
                                                                ========       ========

     The accumulated postretirement benefit obligation was determined using a weighted-average discount rate of 8.5% for the year ended December 31, 1994, and 7.5% for the year ended December 30, 1995, the four weeks ended January 26, 1996, and the forty-eight weeks ended December 28, 1996.

                                      F-28

                              KEEBLER FOODS COMPANY

14. POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS (CONTINUED)
     The weighted-average annual assumed rate of increase in the cost of covered benefits is 7.0% for 1996 declining gradually to an ultimate trend rate of 5.0% by the year 1999. A 1% increase in the trend rate for health care costs would have increased the accumulated benefit obligation as of December 28, 1996 by $3.7 million and the net periodic benefit cost by $0.4 million.

     The Company also provides postemployment medical benefits to employees on long-term disability. The plan is a comprehensive indemnity-type plan which covers nonunion employees on long-term disability. There is no length of service requirement. The plan incorporates coinsurance payments and deductibles. The Company does not fund the plan. The postemployment obligation included in the consolidated balance sheets at December 30, 1995 and December 28, 1996 was $4.3 million and $4.6 million, respectively.

15. INCOME TAXES

     The components of income tax expense (benefit) were as shown below:

                                                                              FOUR       FORTY-EIGHT
                                                                              WEEKS         WEEKS
                                              YEAR ENDED     YEAR ENDED       ENDED         ENDED
                                             DECEMBER 31,   DECEMBER 30,   JANUARY 26,   DECEMBER 28,
                                                 1994           1995          1996           1996
                                             ------------   ------------   -----------   ------------
                                                                  (IN THOUSANDS)

Current:
  Federal..................................    $ (1,505)      $  1,526       $    --        $    --
  State....................................       1,425             --            --             --
                                               --------       --------       -------        -------
Current provision (benefit) for income
  taxes....................................         (80)         1,526            --             --
                                               --------       --------       -------        -------
Deferred:
  Federal..................................     (11,599)       (63,212)        6,490         11,524
  State....................................        (733)        (9,215)          843          2,478
  Valuation allowance (federal and
     state)................................      11,278         70,442        (7,333)            --
                                               --------       --------       -------        -------
Deferred provision (benefit) for income
  taxes....................................      (1,054)        (1,985)           --         14,002
                                               --------       --------       -------        -------
                                               $ (1,134)      $   (459)      $    --        $14,002
                                               ========       ========       =======        =======

     The differences between the income tax expense (benefit) calculated at the federal statutory income tax rate and the company's consolidated income tax expense (benefit) are as follows:

                                                                                 FORTY-EIGHT
                                                                                    WEEKS
                                                   YEAR ENDED     YEAR ENDED        ENDED
                                                  DECEMBER 31,   DECEMBER 30,    DECEMBER 28,
                                                      1994           1995            1996
                                                  ------------   ------------    ------------
                                                                (IN THOUSANDS)

U.S. federal statutory rate.....................    $(10,098)      $(64,843)       $11,140
State income taxes (net of federal benefit).....         603         (8,208)         1,608
Deferred tax asset valuation adjustment.........       9,227         70,442             --
Intangible amortization.........................         693            828          1,268
Non-taxable items...............................         228            883             --
All others......................................      (1,787)           439            (14)
                                                    --------       --------        -------
                                                    $ (1,134)      $   (459)       $14,002
                                                    ========       ========        =======

                                      F-29

                              KEEBLER FOODS COMPANY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15. INCOME TAXES (CONTINUED)
     The deferred tax assets and deferred tax (liabilities) recorded on the consolidated balance sheets consist of the following:

                                                              DECEMBER 30,   DECEMBER 28,
                                                                  1995           1996
                                                              ------------   ------------
                                                                    (IN THOUSANDS)

Depreciation................................................   $ (92,573)     $ (91,860)
Prepaid pension.............................................      (9,207)       (17,050)
Capitalized interest........................................      (1,010)            --
Inventory valuation.........................................          --         (7,073)
Other.......................................................        (131)          (144)
                                                               ---------      ---------
                                                                (102,921)      (116,127)
                                                               ---------      ---------
Net operating loss carryforwards............................      81,922         94,659
Restructuring reserves......................................      63,998             --
Postretirement/postemployment benefits......................      18,755         24,997
Workers' compensation.......................................      18,375         16,703
Plant and facility closing costs and severance..............          --         14,232
Incentives and deferred compensation........................      10,084         11,658
Charitable contributions....................................       9,204         10,067
Employee benefits...........................................       7,751          8,251
Other current assets........................................          --          3,121
Other.......................................................       1,537          8,650
                                                               ---------      ---------
                                                                 211,626        192,338
Valuation allowance.........................................    (116,817)       (84,350)
                                                               ---------      ---------
                                                               $  (8,112)     $  (8,139)
                                                               =========      =========

     Net operating loss carryforwards total approximately $236 million through 1996 and expire in 2008 through 2011. Pursuant to the terms of the Keebler acquisition, the Predecessor Company retained the right to use the net operating losses for potential carrybacks. Any unused operating losses are then available to Keebler, but are significantly restricted under current tax law. Therefore, all net operating loss carryforwards have been fully reserved due to the uncertainty of their realization.

     Income taxes paid (refunded) were approximately $(22.8) million, $2.3 million, and $1.6 million for the year ended December 31, 1994, December 30, 1995, and the forty-eight weeks ended December 28, 1996, respectively. There were no taxes paid or refunded during the four weeks ended January 26, 1996.

16. SHAREHOLDERS' EQUITY

     As a result of the Sunshine acquisition, the Company issued GFI 5,675,633 shares of the Company's common stock and a warrant to purchase 6,135,781 shares of the Company's common stock. The shares of $.01 par value stock were valued at $3.23 per share. The warrant is exercisable at $3.23 per share over a seven year period, beginning June 4, 1996 and expiring June 4, 2003. At December 28, 1996, the warrant has not been exercised. The total value of the stock and warrant held by GFI was $23.6 million at December 28, 1996. Subsequent to the Merger, the stock and warrant held by GFI were transferred to Bermore, Limited and reissued for the same value in the name of the Company.

     During the forty-eight weeks ended December 28, 1996, management invested $3.7 million in exchange for 1,963,361 shares of the Company's common stock.

                                      F-30

                              KEEBLER FOODS COMPANY

17. STOCK OPTION PLAN

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for employee stock options. Under the Company's 1996 Stock Option Plan 9,673,594 shares of the Company's stock were authorized for future grant. Options granted to management personnel in 1996 were 7,031,198 shares of the Company's common stock. All options granted have ten year terms and vest and become exercisable over five years.

     The following table summarizes stock option activity:

                                                                         WEIGHTED AVERAGE
                                                              OPTIONS     EXERCISE PRICE
                                                             ---------   ----------------

Outstanding at January 26, 1996 ...........................         --           --
Granted....................................................  7,031,198        $1.98
Exercised..................................................         --           --
Forfeited..................................................    228,727        $1.74
Outstanding at December 28, 1996...........................  6,802,471        $1.98
Exercisable at December 28, 1996...........................         --           --

     Exercise prices for options as of December 28, 1996 for options outstanding arising from the May 1996 grant (5,688,073 options) were $1.74 and for options outstanding from the December 1996 grant (1,114,398 options) were $3.23. The weighted average fair value for options granted in 1996 was $1.86. The weighted average remaining contractual life of those options is nine years.

     Pro forma information regarding net income is required by the SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a present value approach with the following weighted-average assumptions: risk-free interest rate of 6.0%; no expected dividend yield; volatility of zero; and a weighted-average expected life of the option of five years.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income and primary net income per share would have been approximately $14.0 million and $0.18, respectively, for the forty-eight weeks ended December 28, 1996.

18. RESTRUCTURING CHARGE

     In 1993, the predecessor company had recorded an operating charge of $122.7 million to restructure operations. In 1995, spending against the restructuring reserves totaled $24.1 million. Restructuring reserves remaining as of December 30, 1995 were $38.2 million related primarily to future cash costs for contractual obligations related to streamlining of the sales and distribution network as well as related information system projects and a reserve to reduce a manufacturing facility to its net realizable value. At December 28, 1996, there were no restructuring reserves. The restructuring reserve balance of $38.2 million at December 30, 1995 was not a cost assumed as part of the Keebler acquisition.

                                      F-31

                              KEEBLER FOODS COMPANY

18. RESTRUCTURING CHARGE (CONTINUED)
     A summary of the restructuring reserve activity from the time the initial restructuring reserve was recorded to the Keebler acquisition follows:

                                                                                      FOUR WEEKS
                                           YEAR ENDED    YEAR ENDED     YEAR ENDED       ENDED
                                           JANUARY 1,   DECEMBER 31,   DECEMBER 30,   JANUARY 26,
                                              1994          1994           1995          1996
                                           ----------   ------------   ------------   -----------
                                                               (IN MILLIONS)

Beginning balance........................    $ 14.0        $104.6         $ 62.3         $38.2
Liabilities recorded in connection with
  the 1993 acquisition of Bake-Line
  Products Inc...........................       5.5            --             --            --
Provision for continuing operations......     120.1            --             --            --
Provision for discontinued operations....       2.6            --             --            --
Charges..................................     (19.3)        (42.3)         (24.1)           --
Reclassification of property, plant, and
  equipment..............................     (18.3)           --             --            --
                                             ------        ------         ------         -----
Ending balance...........................    $104.6        $ 62.3         $ 38.2         $38.2
                                             ======        ======         ======         =====

19. DISCONTINUED OPERATIONS

     During July 1995, the predecessor company adopted plans to discontinue the operations of the Frozen Food businesses. On January 9, 1996, UB Investments (Netherlands) B.V. sold the Frozen Food businesses to the Windsor Food Company Ltd. for $70 million. A gain on sale of $18.9 million was recorded during the four weeks ended January 26, 1996.

     Net sales from these operations were $70.6 million and $70.9 million for the years ended December 31, 1994 and December 30, 1995. Expenses charged against discontinued operations include expenses associated with the costs of production, marketing, and specific administrative expenses. Expenses do not include an allocation of shared selling, distribution, and general administrative costs. Income from discontinued operations relating to the Frozen Food businesses was $3.4 million, net of $3.2 million of tax, for the year ended December 31, 1994. For the year ended December 30, 1995, income from discontinued operations was $7.3 million. Income tax expense was not recognized for discontinued operations in 1995 due to the Company having a net loss on a consolidated basis. There were no operating activities for the Frozen Food businesses during the four weeks ended January 26, 1996 as the sale was effective as of December 31, 1995. The net assets of the Frozen Food businesses as of December 30, 1995 were $47.7 million. Included in the net assets were primarily inventory, other current assets, property, plant, and equipment, and certain current liabilities and accruals.

20. AFFILIATE TRANSACTIONS

     In 1995, the predecessor company conducted business with various affiliated companies that ultimately are under the control of United Biscuits (Holdings) plc. Transactions with related parties included working capital financing and the purchase of product for resale in the United States. Receivables from affiliates and payables to affiliates are summarized in Note 11. Purchases of product from affiliated companies for resale in the United States were $11.3 million for the year-ended 1995.

     On November 30, 1995, Keebler Company sold to UB Group Ltd., ultimately United Biscuits (Holdings) plc., for a $5 million affiliate receivable, the entire rights, titles and interests in certain logos, tradenames, trademarks, and service marks registered or pending registration by Keebler Company in Australia, New Zealand, Asia, and Europe. The proceeds of this transaction were offset by certain legal fees and registration and licensing costs aggregating $0.5 million. The net gain on the sale of these trademarks is included in other costs and expenses for the year-ended December 30, 1995.

     Near the end of 1995 and in consideration of completing various pending stock and asset purchase agreements, as described in Note 4, the predecessor company entered into several transactions with affiliated companies within United Biscuits (Holdings) plc. The accompanying consolidated financial statements have not

                                      F-32

                              KEEBLER FOODS COMPANY

20. AFFILIATE TRANSACTIONS (CONTINUED)
adjusted to reflect these transactions which are summarized below, as it is the Company's policy to only give effect to dispositions resulting in a gain on the completion of the transaction with the ultimate third party acquirer.

     On December 29, 1995, the predecessor company transferred certain assets and the stock of the Frozen Food businesses to U.B. Investments (Netherlands) B.V. for promissory notes that aggregated $70 million. On January 9, 1996, U.B. Investments (Netherlands) B.V. sold both these assets and stock to Windsor Food Company Ltd. for $70 million, effective December 31, 1995. The aggregate carrying value of these businesses and assets reflected in the December 30, 1995 consolidated balance sheet is $47.7 million, consisting primarily of goodwill of $22 million, property, plant and equipment of $21.2 million and inventory of $7.6 million, which resulted in a pre-tax realized gain, net of a $3.4 million charge for severance arising from the sale, of $18.9 million for UBIUS.

     On December 29, 1995, the predecessor company sold the stock of both U.B.F.C., Inc. and U.B.H.C., Inc. to U.B. Investments plc. for $100 each which resulted in no significant gain or loss.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair market value of financial instruments, which includes short and long-term borrowings, was estimated using discounted cash flow analyses based on current interest rates which would be obtained for similar financial instruments. The carrying amounts of these financial instruments approximate fair value.

     The Company often enters into exchange traded commodity futures and options contracts to protect the Company against a portion of adverse raw material price movements. Gains or losses realized from the liquidation or expiration of the contracts are recognized as part of the cost of raw materials. Gains or losses are deferred until realized. Cost of sales was reduced by gains on futures and options transactions of $0.6 million in 1994, $3.4 million in 1995, and $0.8 million for the forty-eight weeks ended December 28, 1996. Operations for the four weeks ended January 26, 1996, was unaffected by gains or losses on futures and options as the $0.5 million loss was recorded as an adjustment to the opening balance sheet. As of December 28, 1996, $3.3 million in unrealized futures contracts losses have been deferred. There were no outstanding options contracts at December 28, 1996. As of December 28, 1996 the notional amount of open futures contracts was $45 million.

22. UNAUDITED QUARTERLY FINANCIAL DATA

     The unaudited quarterly financial results of operations are as follows:

                                                                       TWELVE WEEKS ENDED
                                                        ------------------------------------------------
                                                        APRIL 20,   JULY 13,   OCTOBER 5,   DECEMBER 28,
                                                          1996*       1996        1996          1996
                                                        ---------   --------   ----------   ------------
                                                             (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Net sales.............................................   $335.3      $383.8      $452.3        $474.1
Gross profit..........................................    177.8       197.9       235.0         260.6
Income before extraordinary items and cumulative
  effect of a change in accounting....................      1.3         0.5         0.8          15.1
Extraordinary item....................................       --         1.9          --            --
Net income (loss).....................................      1.3        (1.4)        0.8          15.1
Net income (loss) per share...........................   $ 0.02      $(0.02)     $ 0.01        $ 0.19

-------------------------
* Quarter 1 excludes the financial data of the predecessor company for the four weeks ended January 26, 1996.

23. SUBSEQUENT EVENT

     The consolidated financial statements reflect the Company's 57.325-for-1 stock split of its Common Stock ("Stock Split") effective January 22, 1998. The Stock Split was effected in the form of a stock dividend. Accordingly, all references in the consolidated financial statements to number of shares, average number of shares outstanding and related prices, per share amounts and common stock option and warrant data have been restated to reflect such changes.

                                      F-33

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder
Sunshine Biscuits, Inc.
Woodbridge, New Jersey

     We have audited the accompanying balance sheets of Sunshine Biscuits, Inc. (a wholly-owned subsidiary of G.F. Industries, Inc.) (the "Company") as of March 31, 1995 and 1996, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at March 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Parsippany, New Jersey
May 15, 1996

                                      F-34

                             SUNSHINE BISCUITS, INC.

                                 BALANCE SHEETS
                             MARCH 31, 1995 AND 1996

                                 (IN THOUSANDS)

                                                          1995       1996
                                                        --------   --------
ASSETS
CURRENT ASSETS:
  Cash................................................  $  2,140   $  1,841
  Trade accounts receivable,
     less allowance for doubtful
     accounts of $1,399 and $830......................    43,036     42,361
  Due from Parent and affiliates......................     2,783      3,362
  Inventories.........................................    44,272     35,220
  Prepaid expenses and other..........................     5,583      5,428
  Deferred income taxes...............................    11,521      6,767
                                                        --------   --------
     Total current assets.............................   109,335     94,979
PROPERTY HELD FOR SALE -- Net.........................     1,698        993
PROPERTY, PLANT AND EQUIPMENT -- Net..................    98,879     88,844
OTHER ASSETS..........................................    30,409     27,877
                                                        --------   --------
TOTAL ASSETS..........................................  $240,321   $212,693
                                                        ========   ========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Trade accounts payable..............................  $ 35,497   $ 32,944
  Other accrued liabilities...........................    40,020     27,444
  Accrued restructuring costs.........................     9,830      1,904
  Due to affiliates...................................     2,802        399
  Current maturities of long-term debt................        33     13,192
                                                        --------   --------
          Total current liabilities...................    88,182     75,883
LONG-TERM DEBT........................................    93,780     73,458
OTHER LIABILITIES.....................................    31,475     30,638
DEFERRED INCOME TAXES.................................     9,325     10,058
STOCKHOLDER'S EQUITY:
  Common stock, no par value;
     authorized, issued and
     outstanding 100 shares...........................    15,000     15,000
  Additional paid-in capital..........................    19,660     19,660
  Accumulated deficit.................................   (17,101)   (12,004)
                                                        --------   --------
          Total stockholder's equity..................    17,559     22,656
                                                        --------   --------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY............  $240,321   $212,693
                                                        ========   ========

                       See notes to financial statements.

                                      F-35

                             SUNSHINE BISCUITS, INC.

                            STATEMENTS OF OPERATIONS
                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                                                1994       1995       1996
                                                              --------   --------   --------
SALES (Net of discounts and allowances of $22,155, $24,637
  and $21,450)..............................................  $643,215   $629,841   $628,302
COST OF SALES...............................................   335,416    350,283    339,982
                                                              --------   --------   --------
GROSS MARGIN................................................   307,799    279,558    288,320
                                                              --------   --------   --------
OPERATING EXPENSES:
  Selling and marketing.....................................   267,782    272,476    258,018
  General and administrative................................    23,620     23,233     22,585
  Restructuring charge (gain)...............................        --     21,933    (16,458)
  Other.....................................................       955      5,051        727
                                                              --------   --------   --------
INCOME (LOSS) FROM OPERATIONS...............................    15,442    (43,135)    23,448
INTEREST EXPENSE............................................     6,529      8,409      9,361
                                                              --------   --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  AND EXTRAORDINARY ITEM....................................     8,913    (51,544)    14,087
ALLOCATED INCOME TAXES (TAX BENEFIT)........................     4,033    (18,918)     6,169
                                                              --------   --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEM........................................     4,880    (32,626)     7,918
LOSS FROM DISCONTINUED OPERATIONS...........................    (2,610)        --         --
                                                              --------   --------   --------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................     2,270    (32,626)     7,918
EXTRAORDINARY ITEM -- LOSS ON EARLY EXTINGUISHMENT OF DEBT
  (NET OF TAX)..............................................        --         --      2,821
                                                              --------   --------   --------
NET INCOME (LOSS)...........................................  $  2,270   $(32,626)  $  5,097
                                                              ========   ========   ========

                       See notes to financial statements.

                                      F-36

                             SUNSHINE BISCUITS, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                                                              RETAINED
                                                               ADDITIONAL     EARNINGS         TOTAL
                                                     COMMON     PAID-IN     (ACCUMULATED   STOCKHOLDER'S
                                                      STOCK     CAPITAL       DEFICIT)        EQUITY
                                                     -------   ----------   ------------   -------------

BALANCE, MARCH 31, 1993............................  $15,000    $ 35,000      $ 13,255       $ 63,255
  Capital contribution.............................       --       8,000            --          8,000
  Transfer of snack food businesses to Parent......       --     (23,340)           --        (23,340)
  Net income.......................................       --          --         2,270          2,270
                                                     -------    --------      --------       --------
BALANCE, MARCH 31, 1994............................   15,000      19,660        15,525         50,185
  Net loss.........................................       --          --       (32,626)       (32,626)
                                                     -------    --------      --------       --------
BALANCE, MARCH 31, 1995............................   15,000      19,660       (17,101)        17,559
  Net income.......................................       --          --         5,097          5,097
                                                     -------    --------      --------       --------
BALANCE, MARCH 31, 1996............................  $15,000    $ 19,660      $(12,004)      $ 22,656
                                                     =======    ========      ========       ========

                       See notes to financial statements.

                                      F-37

                             SUNSHINE BISCUITS, INC.

                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996

                                 (IN THOUSANDS)

                                                                1994       1995       1996
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $  2,270   $(32,626)  $  5,097
  Adjustments to reconcile net income (loss) to net cash
     (used in) provided by operating activities:
     Loss from discontinued operations......................     2,610         --         --
     Depreciation and amortization..........................     9,049      8,773      8,204
     Deferred income taxes (benefit)........................      (190)   (20,211)     6,109
     Extraordinary item -- loss on extinguishment of debt...        --         --      2,821
     Restructuring charge (gain)............................        --     21,933    (16,458)
     Other..................................................       (62)         3        108
  Changes in assets and liabilities:
     Decrease (increase) in accounts receivable.............    (6,228)    11,568        675
     Decrease (increase) in inventory.......................    (5,474)     7,248      9,052
     Decrease in prepaid expenses and other.................       432      7,553        155
     Changes in amounts due to and due from
       affiliates -- net....................................    (6,494)     1,278     (2,982)
     Decrease (increase) in other noncurrent assets.........       394    (11,547)     1,962
     (Decrease) increase in trade accounts payable..........     3,989      4,695     (2,553)
     (Decrease) increase in other accrued liabilities.......     2,568     (1,504)   (12,576)
     Decrease in accrued restructuring charges..............        --         --     (5,417)
     Increase in income taxes payable.......................       158         --         --
     Increase (decrease) in long-term liabilities...........     1,857     14,886     (2,484)
                                                              --------   --------   --------
          Net cash (used in) provided by operating
            activities......................................     4,879     12,049     (8,287)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (10,930)   (10,660)    (6,108)
  Proceeds from sale of plant and distribution operation....        --         --     21,954
  Proceeds from sale of other assets........................        10         34      1,321
                                                              --------   --------   --------
          Net cash provided by (used in) investing
            activities......................................   (10,920)   (10,626)    17,167
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from loan refinancing............................        --         --     74,522
  Payment of debt issue costs...............................    (1,461)       (47)    (1,116)
  Payments of revolving credit loans........................    (4,989)    (1,460)   (21,635)
  (Payments) proceeds on senior secured notes...............    60,500         --    (60,500)
  Payments on other loans and capital leases................   (48,248)       (35)      (450)
                                                              --------   --------   --------
          Net cash (used in) provided by financing
            activities......................................     5,802     (1,542)    (9,179)
                                                              --------   --------   --------
NET DECREASE IN CASH........................................      (239)      (119)      (299)
CASH, BEGINNING OF YEAR.....................................     2,498      2,259      2,140
                                                              --------   --------   --------
CASH, END OF YEAR...........................................  $  2,259   $  2,140   $  1,841
                                                              ========   ========   ========

                       See notes to financial statements.

                                      F-38

                             SUNSHINE BISCUITS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

1.   ORGANIZATION AND OPERATIONS

     Sunshine Biscuits, Inc. (the "Company") is a wholly-owned subsidiary of G.F. Industries, Inc. (the "Parent"). The Company manufactures cookies, crackers and related products at several plants located in the United States. These products are sold directly to retailers, distributors and food service customers. No single customer accounts for more than 10% of total revenues and export sales are not significant. As discussed in Note 15, in 1994 the Company transferred to the Parent its salty snack foods operations.

     On March 29, 1996 the Parent announced that it had entered into preliminary discussions with a third party with respect to a possible merger of the Company. As of May 15, 1996, no definitive purchase agreement has been signed.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

     Inventories -- Inventories are stated at the lower of last-in, first-out ("LIFO") cost or market.

     Property, Plant and Equipment -- Property, plant and equipment is stated at fair market value determined at the time the Company was acquired by the Parent. Property, plant and equipment additions subsequent to such acquisition are stated at cost, including capitalized interest related to plant expansion and other major capital projects. Capitalized leases are stated at the lesser of the present value of future minimum lease payments or the fair value of the leased property. Depreciation is computed using the straight-line method over the estimated economic useful lives of the related assets. Leasehold improvements are amortized over related lease terms.

     Other Assets -- The excess cost over fair value of assets acquired is being amortized over 40 years. Debt issuance costs are being amortized over the terms of the related loans. Package design and plate costs are deferred and amortized over periods from twelve to sixty months. On an on-going basis, the Company reassesses the recorded values of long-lived assets based on estimated undiscounted expected future cash flows. If the results of these periodic assessments indicate that an impairment may be likely, the Company recognizes a charge to operations at that time.

     Allocated Income Taxes -- The Company's taxable income or loss is included in the Parent's consolidated Federal income tax return. A tax-sharing agreement between the Parent and its subsidiaries specifies that income taxes will be allocated to each company in an amount equal to the amount of income tax that would be due if the Company filed separate income tax returns. The Company receives benefit for losses to the extent that it has paid tax in the past. Allocated income taxes in these financial statements have been recognized in accordance with Statement of Financial Accounting Standards No. 109, and deferred income taxes provided for the differences between the tax bases of assets and liabilities and their related financial statement amounts using current income tax rates.

     Fair Value of Financial Instruments -- The fair market value of certain financial instruments, including cash, accounts receivable, accounts payable, amounts due to and from affiliates and other accrued liabilities, approximate the amounts recorded in the balance sheet because of the relatively current maturities of these financial instruments. The fair market value of long-term debt at March 31, 1995 and 1996 approximates the amounts recorded in the balance sheet based on information available to the Company with respect to interest rates and terms for similar financial instruments.

                                      F-39

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     Advertising and Consumer Promotion -- Advertising and consumer promotion costs of $16,083 in 1994, $24,062 in 1995 and $7,231 in 1996 are expensed when incurred.

     New Accounting Standard -- Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, is effective for the Company's fiscal year ending March 31, 1997. This standard requires impairment losses to be recorded on long-lived assets and certain intangible assets when the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Although the Company has not yet completed its evaluation of the impact of adopting this standard, management does not expect the effect, if any, to be significant.

     Reclassifications -- Certain prior year financial statement amounts have been reclassified to conform to classifications used in the 1996 financial statements.

3.   RESTRUCTURING PROGRAMS

     Results of operations for 1995 include the accrual of $21,933 for a restructuring program designed to reduce costs and improve operating efficiency. The restructuring represents primarily the closing of the Oakland, California bakery and includes (1) a provision to adjust the carrying values of property held for sale to estimated net realizable values ($7.5 million); (2) severance and related benefits ($9.3 million); (3) facility shutdown costs ($1.7 million); and (4) other related expenses ($3.4 million). During 1996, the Company substantially completed this restructuring program and, as a result, accrued restructuring costs were reduced by approximately $2,913. This amount is included in restructuring gain in 1996.

     Also during 1996, the Company sold its Chicago, Illinois bakery for cash proceeds of approximately $17,600, resulting in a gain of approximately $15,900, and sold its Chicago-based distribution operations for cash proceeds of approximately $4,200, resulting in a loss of approximately $2,400. As a result of these transactions, the Company reduced its workforce and recognized a curtailment gain for the net decrease in accrued pension and postretirement benefit obligations (see Note 11). Also in connection with the sale of the distribution operations, the Company recorded a withdrawal liability of approximately $250 related to a multiemployer pension plan.

     On March 27, 1996, the Company entered into a contract to sell the Oakland bakery property for approximately $2,700. The closing is subject to the satisfaction of certain conditions. The Company expects that the sale will be completed in September 1996 at which time any gain, net of related costs to dispose of the property, will be recognized.

4.   INVENTORIES

     Inventories at March 31, 1995 and 1996 consist of the following:



                                                               1995      1996
                                                              -------   -------

Finished goods..............................................  $27,742   $20,046
Raw materials...............................................   12,116    11,328
Packaging...................................................    4,414     3,846
                                                              -------   -------
Total.......................................................  $44,272   $35,220
                                                              =======   =======

                                      F-40

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

4.   INVENTORIES -- (CONTINUED)
     The cost of finished goods on the LIFO method exceeds their replacement cost by approximately $2,867 and $1,768 at March 31, 1995 and 1996, respectively. The replacement cost of raw materials and packaging exceeds their LIFO cost by approximately $5,716 and $5,618 at March 31, 1995 and 1996, respectively.

     Inventory reductions during 1996 resulted in a LIFO liquidation which decreased net income by approximately $540.

5.   PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at March 31, 1995 and 1996 consists of the following:

                                                                1995       1996
                                                              --------   --------

Land and improvements.......................................  $  9,666   $  7,575
Buildings and improvements..................................    43,194     42,885
Machinery and equipment.....................................    91,236     89,629
Vehicles....................................................     2,304      1,348
Leasehold improvements......................................     1,953      1,924
Construction in progress....................................     6,948      4,587
                                                              --------   --------
Total.......................................................   155,301    147,948
Less accumulated depreciation and amortization..............   (56,422)   (59,104)
                                                              --------   --------
Total.......................................................  $ 98,879   $ 88,844
                                                              ========   ========

     Property above excludes $1,698 and $993 at March 31, 1995 and 1996, respectively, relating to the Company's closure of the Oakland bakery. Such amounts have been segregated in the accompanying balance sheet as property held for sale.

6.   OTHER ASSETS

     Other assets at March 31, 1995 and 1996 consist of the following:

                                                               1995      1996
                                                              -------   -------

Excess cost over fair value of assets acquired (net of
  related amortization of $2,005 and $1,559)................  $14,707   $14,261
Intangible pension asset....................................   11,613    10,610
Debt issuance costs.........................................    1,132     1,023
Other.......................................................    2,957     1,983
                                                              -------   -------
Total.......................................................  $30,409   $27,877
                                                              =======   =======


7.   TRADE ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES

     Checks outstanding in excess of related cash balances totaling $10,509 and $9,935 at March 31, 1995 and 1996, respectively, are included in trade accounts payable.

                                      F-41

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

7. TRADE ACCOUNTS PAYABLE AND OTHER ACCRUED LIABILITIES -- (CONTINUED) Other accrued liabilities at March 31, 1995 and 1996 consist of the following:

                                                               1995      1996
                                                              -------   -------

Accrued selling expenses....................................  $15,298   $ 7,030
Compensation and payroll taxes..............................   13,544    11,335
Other.......................................................   11,178     9,079
                                                              -------   -------
Total.......................................................  $40,020   $27,444
                                                              =======   =======


8.   INCOME TAXES

     Allocated income taxes (tax benefit) from continuing operations for the years ended March 31, 1994, 1995 and 1996 consist of the following:

                                                              1994      1995      1996
                                                             ------   --------   ------
Currently (receivable) payable:
  Federal..................................................  $3,334   $  1,341   $   60
  State....................................................     889        (48)      --
                                                             ------   --------   ------
Total currently payable....................................   4,223      1,293       60
                                                             ------   --------   ------
Deferred:
  Federal..................................................    (163)   (15,921)   4,750
  State....................................................     (27)    (4,290)   1,359
                                                             ------   --------   ------
Total deferred.............................................    (190)   (20,211)   6,109
                                                             ------   --------   ------
Total......................................................  $4,033   $(18,918)  $6,169
                                                             ======   ========   ======

     Included in the amount due from Parent and affiliates at March 31, 1996 is $2,679 which represents the portion of the federal tax benefit of the 1995 consolidated net operating loss carryback allocated to the Company pursuant to the tax sharing agreement among the Parent and its subsidiaries.

     At March 31, 1996, the Company has net operating loss carryforwards for Federal and State tax purposes of approximately $9,625 and $16,200, respectively, expiring in 2010.

     The differences between income taxes calculated at Federal statutory income tax rate and the Company's allocated income tax provision (benefit) from continuing operations are as follows:

                                                                YEAR ENDED MARCH 31,
                                                             --------------------------
                                                              1994      1995      1996
                                                             ------   --------   ------

U.S. Federal Statutory Rate................................  $3,030   $(17,525)  $4,930
State income taxes (net of federal benefit)................     569     (2,863)     883
Goodwill amortization......................................     152        152      156
Adjustments to prior years' allocated income taxes.........     117      1,106       --
Nondeductible expenses.....................................     165        212      200
                                                             ------   --------   ------
                                                             $4,033   $(18,918)  $6,169
                                                             ======   ========   ======

                                      F-42

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

8.   INCOME TAXES -- (CONTINUED)
     Deferred tax assets and liabilities at March 31, 1995 and 1996 are as follows:

                                                           1995                    1996
                                                   ---------------------   ---------------------
                                                   ASSETS    LIABILITIES   ASSETS    LIABILITIES
                                                   -------   -----------   -------   -----------
Current:
  Accrued employee benefits......................  $ 4,658     $    --     $ 6,323     $    --
  Inventory costing and valuation................       --       3,644          --       3,052
  Accrued promotion and marketing costs..........    1,100          --         175          --
  Accrued restructuring costs....................    6,913          --       1,206          --
  Accrued plant closing and other costs..........      694          --         557          --
  Other accrued expenses.........................      760          --         688          --
  Allowance for doubtful accounts................      560          --         332          --
  Other..........................................      480          --         538          --
                                                   -------     -------     -------     -------
Total current....................................   15,165       3,644       9,819       3,052
                                                   -------     -------     -------     -------
Noncurrent:
  Depreciation...................................       --      24,081          --      20,381
  Net operating loss carryforwards...............    7,868          --       5,353          --
  Accrued pension and post-retirement benefits...    6,284         344       4,539         344
  Alternative minimum tax credit carryforwards...      948          --         775          --
                                                   -------     -------     -------     -------
Total noncurrent.................................   15,100      24,425      10,667      20,725
                                                   -------     -------     -------     -------
Total............................................  $30,265     $28,069     $20,486     $23,777
                                                   =======     =======     =======     =======

     The Internal Revenue Service has examined the Parent's consolidated income tax returns for years 1989 through 1992. The Parent believes that the amounts accrued are adequate to cover taxes payable for these years.

9.   OTHER LIABILITIES

     Other liabilities as of March 31, 1995 and 1996 consist of the following:

                                                               1995      1996
                                                              -------   -------
Postretirement benefit obligations (Note 11)................  $15,711   $11,347
Pension obligation..........................................   15,694    19,178
Other.......................................................       70       113
                                                              -------   -------
Total.......................................................  $31,475   $30,638
                                                              =======   =======

                                      F-43

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

10. NOTES PAYABLE

     Notes payable as of March 31, 1995 and 1996 consist of the following:

                                                               1995      1996
                                                              -------   -------
Borrowings under BankAmerica Business Credit Inc. loan and
  security agreement, interest payable monthly at a rate
  based on prime or LIBOR(1)................................  $    --   $74,105
Borrowings under Wells Fargo revolving credit loan, interest payable at a rate based on prime (9.0% at March 31, 1995)
  plus .25%(1)..............................................   21,635        --
Senior secured notes, interest at 8.69% payable
  semi-annually in arrears on May 1st and November 1st
  commencing May 1, 1994. Notes are payable in installments
  beginning in 1997 with final payment due in 2005(1).......   60,500        --
Notes payable to Parent (includes accrued interest)(2)......   10,645    11,545
Subordinated, unsecured, note payable to American Brands,
  Inc., interest at prime (8.25% at March 31, 1996)
  payable semi-annually beginning July 1993, balance
  due January 22, 1998......................................    1,000     1,000
Capital lease obligation....................................       33        --
                                                              -------   -------
Total(3)....................................................   93,813    86,650
Less current maturities, including revolving loans of
  $8,192....................................................       33    13,192
                                                              -------   -------
Long-term portion...........................................  $93,780   $73,458
                                                              =======   =======

-------------------------
(1) On February 1, 1996, the Company refinanced the Wells Fargo and senior secured notes with BankAmerica Business Credit, Inc. The new credit facility consists of revolving loans, letters of credit and a term loan of up to $90,000 in the aggregate. The revolving loans are available for a two-year period, not exceeding $50,000 at any one time, based on eligible accounts receivable and inventory. The term loan is for $40,000 and is payable in twenty-three equal monthly installments with a final balloon payment at maturity. At March 31, 1996 the amounts outstanding under the revolving loans and term loan were $34,522 (interest at 7.56%) and $39,583 (interest at 7.81%), respectively, and letters of credit outstanding totaled $725 at March 31, 1996. Based on eligible receivables and inventory at March 31, 1996, the Company had $8,657 available under this credit facility. Revolving loans of $26,330 have been classified as long-term as management expects to maintain at least this level of borrowings during fiscal year 1997.

     The agreement includes restrictive financial covenants related to capital expenditures, minimum earnings and fixed charge coverage, and borrowings are collateralized by substantially all of the Company's assets.

     As a result of this refinancing, the Company recognized an extraordinary loss on the early extinguishment of debt of $2,821 (net of related tax benefit of $2,123).

(2) Notes payable to Parent, due February 1, 2001, are subordinated and bear interest at prime plus 1/2%. Interest on these notes was approximately $495, $810 and $900 for the years ended March 31, 1994, 1995 and 1996, respectively. During 1994, other notes of $8,000 due the Parent were contributed to capital and recorded as additional paid-in capital.

(3) At March 31, 1996, the long-term portion of notes payable is due, $61,913 in 1998 and $11,545 in 2001.

                                      F-44

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

11. EMPLOYEE BENEFIT PLANS

     The following table sets forth the funded status of the Company's pension plan and the amounts recognized in the Company's financial statements at March 31, 1995 and 1996:

                                                                 1995        1996
                                                              ---------   ---------
Actuarial present value of benefit obligation:
  Vested....................................................  $(174,218)  $(197,420)
  Nonvested.................................................    (16,561)    (16,972)
                                                              ---------   ---------
Total accumulated benefit obligation........................  $(190,779)  $(214,392)
                                                              =========   =========
Projected benefit obligation................................  $(199,804)  $(221,305)
Plan assets at fair value...................................    175,085     195,214
                                                              ---------   ---------
Projected benefit obligation in excess of plan assets.......    (24,719)    (26,091)
Unrecognized net loss.......................................      5,903       1,206
Additional minimum liability................................    (11,613)    (10,610)
Unrecognized prior service cost.............................     14,536      16,153
Unrecognized net obligation from adoption...................        199         164
                                                              ---------   ---------
Accrued pension cost (including intangible pension asset of
  $11,613 in 1995 and $10,610 in 1996, see Note 6)..........  $ (15,694)  $ (19,178)
                                                              =========   =========
Components of net pension cost for the year:
  Service cost-benefits earned during the period............  $   3,823   $   3,363
  Interest costs on projected benefit obligation............     14,888      16,268
  Return on plan assets.....................................    (12,160)    (35,297)
  Net amortization and deferral.............................     (2,426)     19,874
                                                              ---------   ---------
Net pension cost............................................  $   4,125   $   4,208
                                                              =========   =========


     Prior to March 31, 1994, eligible salaried and hourly employees participated in defined benefit pension plans sponsored by the Company or the Parent. The plans provided for payment of retirement benefits and certain disability and severance benefits. Effective March 31, 1994, a decision was made to merge the Company's defined benefit pension plan into the Parent's defined benefit pension plan. Accordingly, for 1994, the Company was allocated pension costs, for both salaried and hourly employees, by the Parent. Total pension costs allocated for 1994 were $3,905.

     During 1995, the Parent reevaluated its continuing operations and decided that the plan merger described above would not be completed. On December 31, 1994, the Parent's defined benefit pension plan was reorganized into two continuing plans, one primarily for all employees of the Company and the other for the employees of the Parent and its other subsidiaries. Certain benefit obligations and accruals were allocated to the plans in accordance with the Internal Revenue Code and other regulations and other components of the projected benefit obligations were allocated on a historical basis as shown above.

     The Company's policy is to make plan contributions required by applicable ERISA regulations. Plan assets are primarily invested in equity and fixed income securities. The actuarial present value of the benefit obligation at March 31, 1995 and 1996 was determined using assumed discount rates of 8.5% and 7.75%, respectively, an expected long-term rate of return on plan assets of 10%, and an assumed increase in future compensation of 4.5% and 4.75%, respectively.

                                      F-45

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

11. EMPLOYEE BENEFIT PLANS -- (CONTINUED)
     In addition, the Company provides a savings plan for qualified salaried employees and matches a portion of employee contributions not to exceed 6% of gross wages. Expense for this plan was approximately $692, $411 and $93 in 1994, 1995 and 1996, respectively. The Company also provides a savings plan for certain hourly employees which provides for no matching Company contributions.

     In addition to pension benefits, the Company provides certain health care benefits and life insurance to eligible retired employees (and their eligible dependents) who are not covered by any collective bargaining agreements. The Company continues to fund benefit costs on a pay-as-you-go basis, with retirees paying a portion of the cost.

     The following table sets forth amounts recognized in the Company's 1994, 1995 and 1996 financial statements:

                                                                1995       1996
                                                              --------   --------
Accumulated postretirement benefit obligation:
  Retirees..................................................  $ 18,352   $ 14,046
  Fully eligible active employees...........................     5,702      5,939
  Other employees...........................................     9,783      9,908
                                                              --------   --------
          Total.............................................    33,837     29,893
Unrecognized net gain.......................................     5,828      9,406
Unrecognized transition obligation..........................   (23,954)   (27,952)
                                                              --------   --------
Accrued postretirement benefit obligation at
  March 31 (Note 9).........................................  $ 15,711   $ 11,347
                                                              ========   ========

                                                               1994     1995     1996
                                                              ------   ------   ------

Service cost of benefits earned.............................  $  891   $  945   $  792
Interest cost on accumulated postretirement
  benefit obligation........................................   2,955    2,574    2,335
Amortization -- net.........................................   1,447    1,215      959
                                                              ------   ------   ------
Net postretirement benefit cost for the year................  $5,293   $4,734   $4,086
                                                              ======   ======   ======

     The assumed health care cost trend rate used in measuring the accumulated post-retirement benefit obligation was 12% and 10.25% for those retirees not eligible for Medicare (pre 65 years of age) and 9% and 7.25% for those eligible for Medicare in 1995 and 1996, respectively, gradually declining to 5.5% and 5.75% by the years 2001 and 2002, respectively, and remaining at that level thereafter. A one percentage-point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit liability by approximately 14% and 10% and net postretirement health care costs by approximately 14% and 8% at March 31, 1995 and 1996, respectively. The assumed discount rate and rate of compensation increases used in determining the accumulated postretirement benefit obligation were 5.25% and 7.75%, respectively, at March 31, 1995, and 5.25% and 8.25%, respectively, at March 31, 1996.

     In 1995, curtailment losses of $4,650 associated with these programs were included in restructuring costs. In 1996 a net curtailment gain of $5,570 associated with the Company's restructuring programs (see Note 3) was recognized and is included in restructuring gains for 1996.

     A Voluntary Employee Beneficiary Association ("VEBA") provides health and welfare benefits for certain employees. Payments made to the VEBA relating to future employee benefits are included in prepaid expenses. The Company's policy is to fund the VEBA based on actual expenses of the preceding year to the

                                      F-46

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

11. EMPLOYEE BENEFIT PLANS -- (CONTINUED) extent deductible under current Federal income tax laws. Expenses funded through the VEBA were approximately $18,298, $18,212 and $15,252 in 1994, 1995 and 1996,
respectively.

12. LEASES

     The Company leases manufacturing, warehouse and office facilities, vehicles and other bakery equipment under long-term operating leases. These leases generally contain renewal options for periods ranging from one to ten years and generally require the payment of other costs such as property taxes, maintenance and insurance.

     Future minimum payments under operating leases as of March 31, 1996 are as follows:



YEAR ENDING:
------------

1997........................................................  $10,273
1998........................................................    7,892
1999........................................................    5,559
2000........................................................    4,240
2001........................................................    2,960
Thereafter..................................................    5,051
                                                              -------
          Total minimum lease payments......................  $35,975
                                                              =======

     Rent expense was approximately $11,490, $12,346 and $12,537 for the years ended March 31, 1994, 1995 and 1996, respectively.

13. SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information for the years ended March 31, 1994, 1995 and 1996 is as follows:

                                                               1994     1995     1996
                                                              ------   ------   -------
Cash paid during the year for:
  Interest..................................................  $4,181   $7,432   $10,084
  Income taxes..............................................     724      252        90


14. RELATED PARTY TRANSACTIONS

     Subsequent to March 31, 1995, one of the Parent's subsidiaries filed for protection under Chapter 11 of the United States Bankruptcy Code, and another subsidiary's business was closed and in process of being liquidated. It is expected that the assets of both of these subsidiaries will be insufficient to satisfy all of the creditors' claims. For 1995 and 1996, $2,567 and $750, respectively of trade receivables due from these subsidiaries were written off as uncollectible. At March 31, 1996, amounts due from Parent and affiliates includes $513 of these receivables remaining unpaid.

     The Company is obligated as guarantor under certain lease agreements of these subsidiaries. In 1996 the Company subleased certain property subject to these leases and, accordingly, reduced the amounts recorded for these guarantees by approximately $600. At March 31, 1995, the Company recorded a liability of $1,734 related to its expected future obligations (including rental payments and carrying costs, etc.) associated with such leases.

                                      F-47

                             SUNSHINE BISCUITS, INC.

                    YEARS ENDED MARCH 31, 1994, 1995 AND 1996
                                 (IN THOUSANDS)

15. DISCONTINUED OPERATIONS

     Effective October 1, 1993, the Company transferred its salty snack food operations to the Parent and has accounted for these businesses as discontinued operations. Accordingly, their operating results for 1994 have been segregated in the accompanying statement of operations as follows:



Sales.......................................................  $ 42,721
Costs and expenses..........................................   (46,895)
Income tax benefit..........................................     1,564
                                                              --------
Net loss....................................................  $ (2,610)
                                                              ========

                                   * * * * * *

                                      F-48

     (b) Pro Forma Financial Information.

                        UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

     The Unaudited Pro Forma Consolidated Financial Statements are based on the historical presentation of the consolidated financial statements of Flowers Industries, Inc. ("Flowers"). The Unaudited Pro Forma Consolidated Statement of Income for the fiscal year ended June 28, 1997 and the twenty-four weeks ended December 13, 1997 gives effect to certain pro forma adjustments related to the acquisition of an additional 11.5% of the common stock of the Keebler Foods Company ("Keebler") as if such transaction had occurred as of June 29, 1996. The Unaudited Pro Forma Consolidated Balance Sheet at December 13, 1997 gives effect to the pro forma adjustments as if the transaction occurred on December 13, 1997.

     The Unaudited Pro Forma Consolidated Financial Statements do not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the period presented and they are not necessarily indicative of operating results to be expected in future periods. The Unaudited Pro Forma Consolidated Financial Statements and notes thereto should be read in conjunction with the Consolidated Financial Statements and the related notes thereto of Flowers and Keebler.

                            Flowers Industries, Inc.
                 Unaudited Pro Forma Consolidated Balance Sheet
                              At December 13, 1997
                             (Amounts in thousands)

                                               Flowers           Keebler
                                              12/13/97           10/4/97           Pro-Forma            Pro Forma
                                             Historical         Historical        Adjustments            Combined
Assets
Current Assets:
   Cash and cash equivalents                 $     10,178       $      60,901     $                     $     71,079
   Accounts receivable                            153,623             130,020                                283,643
   Inventories                                    106,598             122,964                                229,562
   Prepaid expenses and other                       8,809              22,741                                 31,550
   Deferred income taxes                           15,674              44,052                                 59,726
                                                  294,882             380,678                                675,560
Net Property, Plant & Equipment                   439,308             470,795                                910,103
Other Assets and Deferred Charges:
   Investment in unconsolidated affiliate          91,315                   0           (91,315)(3)                0
   Other long-term assets                          31,097              62,284                                 93,381
                                                  122,412              62,284           (91,315)              93,381
Cost in Excess of Net Tangible Assets              76,734             202,384           280,281(2)           559,399
                                                 $933,336       $   1,116,141     $     188,966         $  2,238,443
Liabilities and Common Stockholders'
Equity
Current Liabilities:
   Commercial paper                          $     60,957       $           0     $                     $     60,957
   Current portion of long-term debt                1,625              31,265                                 32,890
   Obligations under capital leases                 2,727                   0                                  2,727
   Accounts payable                                77,462              97,815                                175,277
   Accrued taxes other than income taxes            4,453                   0                                  4,453
   Income taxes                                     2,168              24,162                                 26,330
   Other accrued liabilities                      104,503             238,743                                343,246
                                                  253,895             391,985                                645,880
Long-Term Debt                                    286,148             341,890           314,624(4)           942,662
Deferred Taxes                                     41,848              49,226                                 91,074
Postretirement/Postemployment obligations               0              59,138                                 59,138
Other                                               2,265              45,433                                 47,698
Minority Interest                                       0                   0           102,811(5)           102,811
Common Stockholders' Equity:
   Common stock                                    55,398               1,000            (1,000)(6)           55,398
   Capital in excess of par value                  44,860             172,568          (172,568)(6)           44,860
   Retained earnings                              268,031              54,901           (54,901)(6)          268,031
   Less: Treasury stock                            (2,513)                  0                                 (2,513)
     Restricted Stock Award and Equity
     Incentive Award                              (16,596)                  0                                (16,596)
                                                  349,180             228,469          (228,469)             349,180
                                             $    933,336       $   1,116,141     $     188,966         $  2,238,443

                            Flowers Industries, Inc.
              Unaudited Pro Forma Consolidated Statement of Income
                        For the year ended June 28, 1997
                  (Amounts in thousands, except per share data)

                                                  Flowers           Keebler
                                                  6/28/97           7/12/97           Pro-Forma           Pro Forma
                                                Historical      Historical (12)      Adjustments           Combined
Sales                                           $1,437,713      $   1,983,369        $                    $3,421,082
Gain on sale of distributor notes receivable        43,244                  0                                 43,244
Other income                                         3,540                  0                                  3,540
                                                 1,484,497          1,983,369                              3,467,866
Cost of goods sold                                 815,864            890,928                              1,706,792
Selling, delivery and administrative expenses      555,730            987,762             7,007 (7)        1,550,499
Interest                                            25,109             39,073            19,192 (8)           83,374
                                                 1,396,703          1,917,763            26,199            3,340,665
Income before income taxes                          87,794             65,606           (26,199)             127,201
Federal and state income tax expense (benefit)      33,191             27,475            (7,389) (9)          53,277
Income from investment in unconsolidated
affiliate                                            7,721                  0            (7,721) (10)              0
Income before minority interest                     62,324             38,131           (26,531)              73,924
Minority interest                                        0                  0           (17,159) (11)       (17,159)
Net income                                      $   62,324      $      38,131        $  (43,690)          $   56,765
Net income per common share                           0.72                                                $     0.65
Weighted average number of shares
outstanding used in calculation of net income
per common share                                    87,087                                                    87,087

                            Flowers Industries, Inc.
              Unaudited Pro Forma Consolidated Statement of Income
                For the twenty-four weeks ended December 13, 1997
                  (Amounts in thousands, except per share data)

                                                   Flowers            Keebler
                                                   12/13/97           10/4/97         Pro-Forma        Pro Forma
                                                  Historical      Historical (12)    Adjustments        Combined

Sales                                             $  712,953      $  945,123        $                 $1,658,076
Other income                                           3,243               0                               3,243
                                                     716,196         945,123                           1,661,319

Cost of goods sold                                   389,145         408,427                             797,572
Selling, delivery and administrative expenses        277,498         465,859            3,234 (7)        746,591
Interest                                              10,750          14,957            8,858 (8)         34,565
                                                     677,393         889,243           12,092          1,578,728

Income before income taxes                            38,803          55,880          (12,092)            82,591
Federal and state income tax expense
(benefit)                                             14,939          23,480           (3,410)(9)         35,009
Income from investment in unconsolidated
affiliate                                             12,535               0          (12,535)(10)             0
Income before minority interest                       36,399          32,400          (21,217)            47,582


Minority interest                                          0               0          (14,580)(11)       (14,580)

Net income                                        $   36,399      $   32,400        $ (35,797)        $  (33,002)

Earnings Per Common Share:

Net income per common share                       $     0.42                                          $     0.38

Weighted average  number of shares
outstanding used in calculation of net
income per common share                               87,687                                              87,687

                    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS
                     (000'S OMITTED, EXCEPT FOR SHARE DATA)

1.   Basis of Presentation:

     On February 3, 1998, Flowers acquired an additional 11.5% of the common stock of Keebler from two existing shareholders. Prior to the acquisition of the 11.5%, Flowers owned 45.2% of Keebler and accounted for its investment under the equity method of accounting. As a result of the acquisition of an additional 11.5%, Flowers will consolidate Keebler's financial statements. The acquisition will be accounted for as a purchase.

     The purchase of an additional 11.5% of Keebler's Common Stock is as follows:

     Cash paid for 11,198,000 shares of Keebler stock            $308,624
     Acquisition costs                                              6,000
                                                                 --------
     Total Purchase Price                                        $314,624
                                                                 ========

     For pro forma purposes, the net purchase price has been ascribed to Cost in Excess of Net Tangible Assets due to Flowers' estimate that Keebler's historical net assets approximate fair value based on the fact that Keebler's assets and liabilities were adjusted to fair value in January 1996 as part of the initial acquisition of Keebler by Flowers and Artal.

2. Represents net purchase price recorded as Cost in Excess of Net Tangible Assets.

3. Represents the elimination of Flowers' investment in Keebler prior to the acquisition of a controlling interest.

4. Flowers financed 100% of the purchase price using its existing credit facilities.

5.   Represents the 45% minority interest in Keebler.

6. Represents the elimination of Keebler's equity due to Flowers' investment and minority interest.

7. Represents the amortization of the increase in Cost in Excess of Net Tangible Assets of $280,281 over 40 years.

8. Represents increased interest expense on additional borrowings of $314,624 at an assumed interest rate of 6.1%.

9.   To record the tax benefit for the increased interest expense.

10.  To eliminate Flowers' equity income related to its investment in Keebler.

11.  To record a 45% minority interest in Keebler's net income.

12. The twelve weeks ended July 12, 1997 for Keebler are included in each of the Unaudited Pro Forma Consolidated Statements of Income.

     (c) Exhibits.

       23.1   Consent of Coopers & Lybrand L.L.P. (Independent Auditors of
              Keebler).

       23.2 Consent of Deloitte & Touche, LLP (Independent Auditors of Sunshine Biscuits, Inc.)

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                      FLOWERS INDUSTRIES, INC.



                      By:  /s/ C. Martin Wood, III
                           -----------------------------
                           C. Martin Wood, III
                           Senior Vice President and
                           Chief Financial Officer


Date: March 13, 1998